UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐ Soliciting Material Pursuant to §240.14a-12

PROS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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PROS Holdings, Inc.

PROXY SUMMARY

This summary highlights selected information for PROS Holdings, Inc. (together with its consolidated subsidiaries, PROS, the Company, we, us, or our) in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should review our Annual Report on Form 10-K and this entire Proxy Statement carefully before voting:

Annual Meeting Agenda

Proposal	Page #	Vote Required	Abstentions	Uninstructed Shares	Board Vote Recommendation
Elect two directors	11	Plurality	Not Voted	Not Voted	For each director nominee
Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016	12	Majority	Voted Against	Not Voted	For
Advisory vote on NEO compensation	12	Majority	Voted Against	Not Voted	For

2015 Business Highlights

•	We introduced and made significant progress executing our Cloud-First strategy in spite of delivering mixed results.

•	We added a record number of new customers across a diverse range of industries and expanded relationships with a number of existing customers.

•	We ended 2015 with $98.2 million of annual recurring revenue (ARR1), representing 16% year over year growth and higher than the guidance we provided in June 2015.

•	We continued innovating and introduced new versions of our applications to help customers drive higher revenue and margin realization.

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We strengthened our leadership position in the market with numerous awards around innovation and customer success, including the Ventana Research Leadership Award, “Rising Star” award in CRM magazine’s 2015 Annual Market Awards and multiple Stevie Awards in the American and International programs. Also ranked as a “strong performer” in The Forrester Wave™: B2B Order Management, Q4 2015 research report.

1Annual recurring revenue, or ARR, is currently one of our key performance metrics to assess the health and trajectory of our overall cloud business. ARR should be viewed independently of revenue, deferred revenue and any other GAAP measure as ARR is a performance metric and is not intended to be combined with any of these items. ARR is defined as the annualized contracted recurring revenue from subscription and maintenance contracts. Contracted revenue from perpetual license, term license and service agreements are not included in ARR.

2015 Compensation Highlights

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We continued to emphasize performance-based pay for our named executive officers (NEOs) through the use of market stock unit (MSU) awards and performance-based bonus incentives during our Cloud-First transition.

•	Our NEOs 2015 cash incentive payments and realizable compensation related to equity awards reflected our mixed performance in 2015.

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Over 85% of our NEOs compensation packages was "at risk" compensation that was directly tied to the success of our business, our stock price, and the individual performance of our NEOs based on achievement of specific metrics.

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Our stockholders continued to support our executive compensation program in 2015, with over 85% of the total votes cast at our 2015 annual stockholders' meeting voted in favor of our executive compensation program.

The relationship between our performance (based on our revenue, annual recurring revenue, and stock price) and our CEO's compensation was as follows:
(1) Represents Mr. Reiner's total compensation as reported in the Summary Compensation table on page 39.

2015 Summary Compensation and Realized Compensation

Name and Principal Position	Salary	Stock Awards	Non-Equity Incentive Plan Comp.	All Other Comp.	SEC Total Comp.	W-2 Comp.
Andres D. Reiner	$525,000	$3,472,040	$144,375	$27,402	$4,168,817	$2,705,603
President and CEO
Stefan B. Schulz	289,198	2,780,800	70,000	119,865	3,259,863	389,198
EVP & CFO
D. Blair Crump	420,000	2,834,690	105,000	25,269	3,384,959	1,335,250
COO
Charles H. Murphy	165,000	125,450	75,000	17,176	382,626	2,627,603
EVP and Former CFO
Ronald F. Woestemeyer	$136,354	$—	$18,428	$14,469	$169,251	$241,654
EVP

Reported pay includes base salary, actual annual incentive earned, the grant date fair value of equity compensation, and all other compensation, each as reported in the 2015 Summary Compensation table on page 39.

Realized pay includes base salary, actual annual incentive earned and all other compensation, each as reported in the 2015 Summary Compensation table on page 39, and the value of stock options exercised or equity awards vested in the applicable year.

Realized pay differs from reported total compensation, and these amounts often differ substantially in a particular year because the reported pay disclosed in our Summary Compensation table on page 39 may not be realized in that year, or at all, by an NEO. To supplement the SEC-required disclosure, we have added the “W-2 Comp.” column to the table above to compare our NEOs 2015 compensation as determined under SEC rules with the compensation they actually realized, as reported on their IRS W-2 forms. For more information on total compensation as calculated under SEC rules, see the notes accompanying the 2015 Summary Compensation Table on page 39. For more information regarding the “W-2 Comp.” column, see “Realized Compensation” on page 38.

Tracking of Equity Awards

Equity compensation is the largest component of pay for our executives. In the last three years, we granted a combination of MSUs and RSUs to our executives. MSUs are performance-vested units under which the number of shares of Common Stock received following vesting is based on the Company's total stockholder return in relation to the Russell 2000 Index over a three year period of time. RSUs are time-vested units which convert into Common Stock upon vesting and are intended to assist in retaining our NEOs and to reward them for sustaining and increasing the share price of our common stock. While no MSU awards granted in 2013, 2014 or 2015 had been realized by Mr. Reiner as of December 31, 2015, a portion of the RSU awards granted to Mr. Reiner in 2013 and 2014 have vested. The following table illustrates how these equity awards were tracking as of December 31, 2015.

Tracking of Equity Awards
Year	Equity Award	Reported at Grant	Realized as of 12/31/2015	Unvested or "At-Risk" ¹ as of 12/31/2015
2013	RSUs	$2,032,800	$721,350	$1,209,600
	MSUs	4,058,000	—	2,304,000
2014	RSUs	1,374,525	253,503	637,632
	MSUs	1,783,008	—	850,176
2015	RSUs	1,550,692	—	1,317,888
	MSUs	1,921,348	—	1,317,888
Total		$12,720,373	$974,853	$7,637,184

(1) Represents the value of the unvested RSUs based on $23.04 per share, our closing price on December 31, 2015. The value for the MSUs granted in 2013, 2014 and 2015 represents the target number of MSUs multiplied by $23.04, the closing stock price on December 31, 2015. Based on the average price of our Common Stock relative to the Russell 2000 Index during the performance period for the MSUs granted in 2013, 51% of the MSUs granted in 2013, or $1,173,404, vested on January 1, 2016 and were paid out.

Board Nominees

Name	Age	Director Since	Independent	Class	AC	CC	NC	Other Public Company Boards
Andres D. Reiner	45	2010	No	III				Paylocity Holding Corporation
Ronald F. Woestemeyer	70	1985	No	III				-
AC Audit Committee    CC Compensation Committee    NC Nominating and Corporate Governance Committee

Continuing Directors

Name	Age	Director Since	Independent	AC	CC	NC	Other Public Company Boards
Greg B. Petersen	53	2007	Yes	●	●		Diligent Corporation
Timothy V. Williams	67	2007	Yes	●		●	ChannelAdvisor Corporation; Halogen Software
Ellen Keszler	53	2008	Yes	●		●	-
William Russell	64	2008	Yes		●	●	-
Leslie Rechan	54	2015	Yes		●	●	Halogen Software
Mariette M. Woestemeyer	64	1985	No				-
AC Audit Committee    CC Compensation Committee    NC Nominating and Corporate Governance Committee

Board and Governance Highlights

Independence	Each member of our Board of Director's committees is independent under the listing standards of the New York Stock Exchange.	Independent Lead Director	Our Board of Directors is led by our non-executive chairman, who is an independent director under the listing standards of the New York Stock Exchange.

Board Tenure	Average tenure of 12 years:	Diversity	25% women 63% under age 60
0-2 years: One Director 3-5 years: One Director 6-10 years: Four Directors >15 years: Two Directors

Executive Sessions	The independent directors regularly meet without management. Our Independent Lead Director presides at these executive sessions.	Accountability
In February 2015, our Board of Directors adopted a director resignation policy requiring director nominees who do not receive at least 50% of the stockholder votes "for" re-election to tender their resignation.
In March 2015, our Compensation Committee adopted a policy prohibiting repricing of underwater stock options under our 2007 Equity Incentive Plan without stockholder approval.
We also maintain a “clawback” policy which permits our Board of Directors to recover, under applicable law, incentive bonuses awarded to our NEOs as a result of any NEOs fraud or intentional misconduct.

Board Practices	Our Board of Directors, and each of its committees annually review their effectiveness as a group.

Stock Ownership Requirements	Our Chief Executive Officer must hold shares equal to four times his base salary, and all other NEOs must hold shares equal to two times their base salary.

Board Oversight of Risk Management
Our Board of Directors reviews our approach to identifying and assessing risks faced by the Company. Our Audit Committee reviews our overall enterprise risk management policies and practices, financial risk exposures and the delegation of risk oversight responsibilities to other committees of our Board of Directors.
		Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies	Our executives and directors are prohibited from participating in hedging transactions, pledging our securities, and participating in short sales of our securities.

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TIME         8:00 a.m., Central Daylight Time

DATE     Thursday, May 19, 2016

PLACE     3100 Main Street, 9th Floor, Houston, Texas 77002, +1 (713) 335-5151

AGENDA

1	Elect two (2) Class III directors named in the Proxy Statement to the Board of Directors each to serve a three-year term until our Annual Meeting to be held in the year 2019;
2	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016;
3	Advisory vote on named executive officer compensation; and
4	Transaction of other business that may properly come before the Annual Meeting.

RECORD DATE
Only stockholders of record at the close of business on March 24, 2016 will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at our offices at 3100 Main Street, 9th floor, Houston, TX 77002 during ordinary business hours, for 10 days prior to the Annual Meeting.

MATERIALS TO REVIEW
We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (Notice), instead of a paper copy of this Proxy Statement and our Annual Report to Stockholders for the Year Ended December 31, 2015 (2015 Annual Report). The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our 2015 Annual Report and a form of proxy card or voting instruction card.

PROXY VOTING
To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting. You can vote your shares in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) via the Internet, (2) by completing your proxy using the toll-free number listed on the proxy card or (3) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose. For further details, see the section entitled “Voting Instructions” in this Proxy Statement and your proxy card or the email you received for electronic delivery of this Proxy Statement.
By Order of the Board of Directors,

/s/ Damian Olthoff
Damian Olthoff
General Counsel and Secretary
Houston, Texas
March 30, 2016

PROS HOLDINGS, INC.

PROXY STATEMENT
2015 ANNUAL MEETING OF STOCKHOLDERS
MAY 19, 2016
General
The enclosed proxy is solicited on behalf of the Board of Directors of PROS Holdings, Inc. (Board of Directors) for use at the Annual Meeting of Stockholders (Annual Meeting) to be held May 19, 2016 at 8:00 a.m., local time, at 3100 Main Street, 9th Floor, Houston, Texas 77002, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on March 24, 2016 (Record Date) are entitled to notice of and to vote at the Annual Meeting.
The Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access our proxy solicitation materials and our Annual Report to Stockholders for the year ended December 31, 2015 (2015 Annual Report), including financial statements, was first mailed and those documents were first made available on or about March 30, 2016 to stockholders entitled to vote at the Annual Meeting. References in this Proxy Statement to the “Company,” “we,” “our,” and “us” refer to PROS Holdings, Inc. and its consolidated subsidiaries.
The purposes of the Annual Meeting are:

1	To elect two (2) Class III directors to the Board of Directors, each to serve for a three-year term until the Annual Meeting to be held in the year 2019;
2	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;
3	To conduct an advisory vote on executive compensation; and
4	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
Record date and shares outstanding
Stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 30,319,316 shares of Common Stock were outstanding. Each stockholder of record as of the Record Date is entitled to one vote for each share of Common Stock held by such stockholder.
Vote required
If a quorum is present, a plurality vote of the holders of our Common Stock entitled to vote and present or represented by proxy at the Annual Meeting is required for the election of a director. This “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as directors. Thus, the number of shares not voted for the election of a nominee (and the number of “withhold” votes cast with respect to that nominee) will not affect the determination of whether that nominee has received the necessary votes for election under Delaware law. However, the number of “withhold” votes with respect to a nominee will affect whether our Director Resignation Policy will apply to that individual. Our Director Resignation Policy adopted by our Board of Directors in February 2015 provides that any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to offer his or her resignation following certification of the stockholder vote. Our Nominating and Corporate Governance Committee of our Board of Directors (Nominating and Corporate Governance Committee) would then consider the offer of resignation and make a recommendation to our independent directors as to the action to be taken with respect to the offer. This policy does not apply in contested elections. For more information about this policy, see “Corporate Governance - Director Resignation Policy.”
The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting is required to approve the ratification of the selection of our independent auditors and the advisory vote on executive compensation. We will not count abstentions as either for or against a director, so abstentions have no effect on the election of a director. A properly executed proxy marked “abstain” with respect to any matter is considered entitled to vote, and thus, will have the effect of a vote against a matter, except for the election of directors.
Our bylaws provide that a majority of the outstanding shares of our stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.
Effect of not casting your vote
The New York Stock Exchange (NYSE) prohibits banks, brokers and other intermediaries from voting shares held in their clients’ accounts on elections of directors unless the client has provided voting instructions. Therefore, if you hold your shares in street name through a broker, it is important that you cast your vote if you want it to count in the election of directors (Proposal One of this Proxy Statement).

Attending the Annual Meeting
The Annual Meeting will be held at 8:00 a.m., local time, on Thursday, May 19, 2016, at 3100 Main Street, 9th Floor, Houston, Texas 77002. When you arrive, signs will direct you to the meeting room. Please note that the doors to the meeting room will not be open until 8:00 a.m. You do not need to attend the Annual Meeting to vote. Even if you plan to attend the Annual Meeting, please submit your vote in advance as instructed below.
Revocability of proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Annual Meeting. Proxies may be revoked by:

•	Filing with our Corporate Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at or before the taking of the vote at the Annual Meeting; or

•	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).
Any written notice of revocation or subsequent proxy should be delivered to PROS Holdings, Inc. at our headquarters located at 3100 Main Street, Suite 900, Houston, Texas 77002, Attention: Corporate Secretary, or hand-delivered to our Corporate Secretary before the taking of the vote at the Annual Meeting.
Electronic delivery of stockholder communications
We are pleased to take advantage of the U.S. Securities and Exchange Commission (SEC) rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders the Notice, instead of a paper copy of this Proxy Statement and our 2015 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our 2015 Annual Report and a form of proxy card or voting instruction card. As a result of the Notice, not all stockholders will receive a paper copy of our proxy materials.
Voting instructions
To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have three options for submitting their votes: (1) via the Internet, (2) by telephone or (3) by mail using the paper proxy card. If you have Internet access, we encourage you to record your vote via the Internet. It is convenient and saves us significant postage and processing costs. In addition, when you vote via the Internet or by telephone prior to the meeting date, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded by the vote that you cast at the Annual Meeting.

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Vote by Internet. You can vote via the Internet. The website address for Internet voting is www.PROXYVOTE.com. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. You can use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 18, 2016. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card.

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Vote by Telephone. You can vote by telephone by calling the toll-free telephone number provided on your proxy card. Have your proxy card in hand when you call and then follow the instructions. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. Eastern Time on May 18, 2016. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

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Vote by Mail. If you received a printed copy of the proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided to PROS Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting. If you vote by mail you do NOT need to vote over the Internet or vote by telephone.

If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by Internet or telephone.
Householding Matters

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice and Proxy Statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement either now or in the future, please contact our Corporate Secretary by writing to our principal office at 3100 Main Street, Suite 900, Houston, Texas 77002. Upon written request, we will provide separate copies of the Notice or this Proxy Statement to each stockholder at that address. In addition, stockholders sharing an address and receiving multiple copies can request delivery of a single copy of proxy statements upon written request to our Corporate Secretary at the address stated above.

PROPOSAL ONE
ELECTION OF DIRECTORS
Our Board of Directors currently consists of eight members, which is divided into three classes, each of whose members serve for a staggered three-year term. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Andres D. Reiner and Ronald F. Woestemeyer have been nominated by the Board of Directors as Class III Directors, each to hold office until the Annual Meeting to be held in the year 2019 and until their successor has been duly elected and qualified or until the earlier of their death, resignation or removal.
The Board of Directors is also composed of three Class I directors, whose terms expire upon the election and qualification of directors at the Annual Meeting to be held in 2017, and three Class II directors, whose terms expire upon the election and qualification of directors at the Annual Meeting to be held in 2018.
The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.
Vote required

Election of a director requires the plurality vote of the holders of our Common Stock entitled to vote and present or represented at the Annual Meeting. Accordingly, the two nominees who receive the highest number of properly executed “FOR” votes from the holders of Common Stock, will be elected as directors. We will not count abstentions as either for or against a director, so abstentions have no effect on the election of a director.
In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the Annual Meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.
The number of “withhold” votes with respect to a nominee will affect whether our Director Resignation Policy will apply to that individual. Our Director Resignation Policy provides that any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to offer his or her resignation following certification of the stockholder vote. Our Nominating and Corporate Governance Committee of our Board of Directors would then consider the offer of resignation and make a recommendation to our independent directors as to the action to be taken with respect to the offer. This policy does not apply in contested elections. For more information about this policy, see “Corporate Governance - Director Resignation Policy.”
The NYSE broker discretionary rules prohibit banks, brokers and other intermediaries from voting shares held in their clients’ accounts on elections of directors unless the client has provided voting instructions. Therefore, if you hold your shares in street name, it is important that you cast your vote if you want it to count in the election of directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE CLASS III NOMINEES LISTED BELOW.
The name of and certain information regarding each Class III director nominee is set forth below, together with information regarding our Class I and Class II directors remaining in office. The business address for each nominee for matters regarding PROS Holdings, Inc. is 3100 Main Street, Suite 900, Houston, TX 77002.

Nominee's or Director's Name and Year First Became a Director	Position(s) with the Company	Current Term Will Expire	Current Class of Director
Nominees for Class III Directors:
Andres D. Reiner — 2010	President, Chief Executive Officer and Director (Nominee)	2016	III
Ronald F. Woestemeyer — 1985	Director (Nominee)	2016	III
Continuing Directors:
Greg B. Petersen — 2007	Director	2017	I
Timothy V. Williams—2007	Director	2017	I
Mariette M. Woestemeyer—1985	Director	2017	I
Ellen Keszler — 2008	Director	2018	II
Leslie Rechan — 2015	Director	2018	II
William Russell — 2008	Non-Executive Chairman of the Board	2018	II
PROPOSAL TWO
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors (Audit Committee) has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2016 and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection and ratification, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in the best interests of us and our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.
PricewaterhouseCoopers LLP has audited our financial statements annually since 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Vote required
Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock entitled to vote and present or represented at the Annual Meeting. A properly executed proxy marked “ABSTAIN” with respect to this matter is considered entitled to vote and thus, will have the effect of a vote against this matter.
In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the Annual Meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.
PROPOSAL THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers (NEOs) as disclosed in this Proxy Statement in accordance with SEC rules. We currently conduct this advisory vote on an annual basis and expect to conduct the next advisory vote at our Annual Meeting to be held in 2017.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is designed to attract, retain, and motivate talented individuals with the executive experience and leadership skills necessary for us to manage our business and meet our long-term objectives. We seek to provide executive compensation that is competitive with companies that are similar to us. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. We also believe that our executive officers’ base salaries should be set at levels relative to comparable companies, and cash and equity incentives should generally be set at levels that give executives the opportunity to achieve above-average total compensation reflecting above-average Company performance. In particular, our executive compensation philosophy is to promote long-term value creation for our stockholders by rewarding improvement in selected financial metrics and by using equity incentives. Please see our “Compensation Discussion and Analysis” (beginning on page 25) and related compensation tables for detailed information about our executive compensation programs, including information about the fiscal year 2015 compensation of our NEOs.

This vote is advisory and therefore not binding. However, the Compensation Committee of our Board of Directors (Compensation Committee) values the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider those stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, in most cases it may not be feasible to change any executive compensation program in consideration of any one year’s advisory vote on executive compensation.
Vote required

The affirmative vote of a majority of the outstanding shares of our Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting is required for advisory approval of this proposal. A properly executed proxy marked “ABSTAIN” with respect to this matter is considered entitled to vote, and thus will have the effect of a vote against this matter.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the Annual Meeting and the total number of share represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

MANAGEMENT
Directors and Executive Officers

The following table sets forth the director nominees to be elected at the Annual Meeting, the directors, executive officers and key employees of the Company, their ages, and the positions currently held by each such person with the Company immediately prior to the Annual Meeting:

Name	Age	Position
Directors and Executive Officers:
Andres D. Reiner	45	Chief Executive Officer, President and Director (Nominee)
Stefan B. Schulz	49	Executive Vice President and Chief Financial Officer
D. Blair Crump	54	Chief Operating Officer
Ellen Keszler (1)(3)	53	Director
Greg B. Petersen (1)(2)	53	Director
Leslie Rechan (2)(3)	54	Director
William Russell (2)(3)	64	Director
Timothy V. Williams (1)(3)	67	Director
Mariette M. Woestemeyer	64	Director
Ronald F. Woestemeyer	70	Director (Nominee)
Other Key Employees:
Tim Girgenti	45	Chief Strategy Officer
Mike Jahoda	36	Senior Vice President, Professional Services
Chris Jones	52	Senior Vice President, North America Sales
Ajay Damani	43	Senior Vice President, Product Development
Oscar Moreno	43	General Manager, CPQ, Global Support and Cloud
Damian Olthoff	41	General Counsel and Secretary
Rob Reiner	54	Chief Technology Officer
Jeff Robinson	49	Senior Vice President, Product Management
Patrick Schneidau	38	Chief Marketing Officer
Wagner Williams	37	Chief People Officer
Benson Yuen	55	Senior Vice President, Travel
Craig Zawada	45	Chief Innovation Officer

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.
Andres D. Reiner has served as a director and as our President and Chief Executive Officer since 2010. Mr. Reiner joined the Company in 1999, and prior to his appointment as President and Chief Executive Officer, held a series of positions with successively increasing responsibility, including Senior Vice President of Product Development and Executive Vice President of Product and Marketing. Prior to becoming our President and Chief Executive Officer, he was responsible for global marketing and alliances, product management, science research, and development of our next generation software products. Mr. Reiner was also instrumental in our European growth and the expansion of the Company’s sales and marketing efforts worldwide. Prior to joining us, Mr. Reiner held various technical and management positions in technology companies including Platinum Technology, ADAC Healthcare Information Systems, and Kinesix. Mr. Reiner has served on the Board of Directors of Paylocity Holding Corporation since 2014, and is currently the compensation committee and nominating and governance committee chairman for the Paylocity board of directors. Mr. Reiner holds a Bachelor of Science in Computer Science with a minor in Mathematics from the University of Houston. Mr. Reiner has familiarity with all of the Company’s key day to day operations and has leadership, management and operating experience. In addition, Mr. Reiner has in-depth experience and knowledge in the development of our products, services and the markets in which we compete.
Stefan B. Schulz joined the Company in March 2015 and serves as our Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Schulz served as Chief Financial Officer for Digital River, Inc., a global provider of cloud-based commerce, payments and marketing services, from July 2011 to February 2015. Prior to joining Digital River,

Mr. Schulz spent six years with Lawson Software, an enterprise resource planning software company, where he served as Senior Vice President, Chief Financial Officer and Chief Accounting Officer. Before joining Lawson Software, Mr. Schulz spent 12 years with BMC Software in various finance and accounting roles, including Vice President and Corporate Controller. Prior to BMC Software, Mr. Schulz was with Arthur Anderson in Houston, ultimately serving as an Audit Manager in the firms Enterprise Group. Mr. Schulz holds a B.B.A. in Accounting from Lamar University.

D. Blair Crump joined the Company in February 2014 and serves as our Chief Operating Officer. Prior to joining the Company, Mr. Crump previously served as President, Global Enterprise of Salesforce.com from February 2012 to January 2014, where he was responsible for overseeing their global enterprise business unit. Prior to Salesforce.com, Mr. Crump was with Verizon Business, a provider of advanced IP communications and IT products and services. Mr. Crump served as Verizon Business' Group President of Worldwide Sales and Consulting services from 2008 to 2012, overseeing its enterprise, mid-tier, government, and education sales efforts globally. Prior to that role, Mr. Crump served as Senior Vice President of Premier and International Sales for Verizon Business, and was responsible for delivering strategic sales and support for Verizon's enterprise customers throughout the world. Mr. Crump previously served in various sales and marketing positions at MCI, which was acquired by Verizon in 2006. Mr. Crump holds a Bachelor of Science from the Wharton School at the University of Pennsylvania.

Ellen Keszler has served as a director since 2008. Ms. Keszler currently serves as president and chief executive officer of Clear Sky Associates, a management and strategy consulting firm focused on the technology and travel industries. She also serves on four private technology company boards and a number of technology startup advisory boards. Previously, Ms. Keszler served as president of Travelocity Business from 2003 to 2007, a technology-focused corporate travel management company. From 2000 to 2003, Ms. Keszler served as Senior Vice President—North American Division of Sabre Travel Network, a travel technology and services business. From 1987 to 2000, Ms. Keszler held various finance roles at Sabre Holdings, American Airlines and JCPenney. Ms. Keszler holds a Bachelor of Science in Civil Engineering from Texas A&M University and a Master of Business Administration from the University of Texas at Austin. Ms. Keszler has extensive business and leadership experience, including experience in managing financial reporting, sales, operations, strategy, marketing and advertising. Ms. Keszler also has significant expertise in travel and travel technology industries, which we serve.
Greg B. Petersen has served as a director since 2007. Mr. Petersen currently is a board member on four technology companies - PROS Holdings Inc., Diligent Corporation, Piksel, Inc. and Synthesio. Mr. Petersen is the Chairman of the Audit Committee at Diligent and Piksel, and an Advisory Board Member at Synthesio. Previously Mr. Petersen has been the Chief Financial Officer of several software and technology companies, including Activant Solutions, a $400 million provider of business management solutions to retail and wholesale distribution businesses from 2001 to 2007; and Lombardi Software, a business process management software provider, which was sold to IBM in 2010. After earning an MBA from Duke University in 1989, Mr. Petersen began his career with American Airlines, Inc. where he held increasing responsible executive positions over eight years, the most recent being as managing director of corporate development where he led a project to create Sabre Holdings, Inc. and complete its IPO. Mr. Petersen has also served as an executive in finance and treasury roles with Trilogy Software, a provider of enterprise software and business services, and in planning and development roles with RailTex, a publicly traded short-line and regional rail service provider. Mr. Petersen currently serves on the board of directors of Piksel, Inc., which designs, builds, and manages online video services, where he is chairman of the audit committee. Mr. Petersen holds a Bachelor of Arts in Economics from Boston College and a Master of Business Administration from the Fuqua School of Business at Duke University. Mr. Petersen has business and leadership experience in software companies, merger and acquisition experience, and extensive financial planning, accounting and risk management knowledge.

Leslie J. Rechan has served as a director since 2015. He has served as President and Chief Executive Officer and a director of Halogen Software, a cloud-based talent management software provider since November 2015. He previously served as General Manager, IBM Business Analytics Division from November 2011 to April 2014. He served as Vice President, Sales, Solutions and Services, IBM Business Analytics Division from February 2008 through October 2011. He served as Chief Operating Officer of Cognos Inc. from 2006 to 2008. Prior to joining Cognos, Mr. Rechan served as Senior Vice President and Global General Manager, CRM Strategy at Oracle Corporation from March 2006 to May 2006, when Oracle Corporation acquired Siebel Systems Inc. Mr. Rechan served as Senior Vice President and General Manager of Americas Sales of Seibel Systems, Inc. (formerly Siebel Systems Inc.) and served in the same capacity for Global Manufacturing and Distribution Industries business unit of Seibel Systems, Inc. from August 2004 to February 2006. Mr. Rechan served as Senior Vice President and General Manager of North American Worldwide Field Operations of Cadence Design Systems Inc. from May 2003 to July 2004. He served as President and Chief Operating Officer of Onyx Software Corp. from February 2001 to October 2002. Prior to 2001, Mr. Rechan held several leadership positions at IBM Corp. across field sales, systems engineering, services, solutions, development, and general management in North America, Europe and Asia Pacific. Mr. Rechan, throughout his career, has demonstrated strong leadership, and operational excellence. Mr. Rechan served as Director of Applix Inc. since October 2007 and also serves as a Director of Cognitive Scale, a privately held cognitive cloud company. Mr. Rechan received his B.S. in Electrical Engineering and his B.A. in organizational behavior from Brown University and his M.A. in management from Northwestern University. Mr. Rechan has extensive business and leadership experience in software companies, including experience in software sales and operations management.
William Russell has served as a director since 2008 and also serves as the non-executive chairman of the Board of Directors. Mr. Russell also serves on the board of directors of several privately held companies. Mr. Russell has served in a variety of roles on both public and private technology company boards and previously served on the boards of SABA Software, Inc., webMethods and Cognos. Mr. Russell has held a number of senior-level roles in his more than 20 years at Hewlett-Packard, including Vice President and General Manager of the multi-billion-dollar Enterprise Systems Group. Mr. Russell holds a Bachelor of Science in Computer Science from Edinburgh University and has completed several executive development programs from institutions including Harvard Business School and INSEAD. As a result of leading Hewlett-Packard’s substantial software business, Mr. Russell has broad knowledge of large-scale software operations, including sales, marketing, development, finance, strategic planning and leadership.
Timothy V. Williams has served as a director since 2007. Mr. Williams most recently served as Senior Vice President and Chief Financial Officer of Blackbaud, Inc., a publicly-traded provider of software and services to non-profit organizations, from January 2001 until his retirement in November 2011. Mr. Williams previously served as Executive Vice President and Chief Financial Officer of both Mynd (now a subsidiary of Computer Sciences Corporation), a provider of software and services to the insurance industry and Holiday Inn Worldwide, a subsidiary of Bass PLC. Mr. Williams holds a Bachelor of Arts in business from the University of Northern Iowa. Mr. Williams has extensive financial, business, management and public software company expertise. Mr. Williams also serves on the board of directors and as chairman of each of the respective audit committees of two other publicly held software firms, Halogen Software, Inc. and ChannelAdvisor Corporation. He was appointed to these boards at various dates in 2011 and 2012. In 2014, Mr. Williams joined the board of directors and serves as chairman of the audit committee of PointClickCare, Inc., a privately held software firm. Through his experience as a chief financial officer, including with three other software and services firms, Mr. Williams’ brings to the Board of Directors extensive knowledge of accounting, risk management, general management of software companies, and public company reporting requirements and processes.
Mariette M. Woestemeyer co-founded the Company in 1985 with her husband, Ronald F. Woestemeyer, and has served as a director since our founding. Mrs. Woestemeyer was the Chief Financial Officer of Metro Networks, a broadcasting company, from 1983 to 1985 and held various financial roles with Continental Airlines and its predecessor, Texas International Airlines, prior to 1983. Mrs. Woestemeyer holds a Bachelor of Business Administration and a Master of Business Administration from the University of Houston. As co-founder of the Company, Mrs. Woestemeyer brings continuity and history of current and past management and direct relevant industry experience. Mrs. Woestemeyer also has familiarity with all of the Company’s key operations as a result of serving as our director since 1985. Mrs. Woestemeyer also has experience as our Chief Financial Officer for many years and related operational expertise.

Ronald F. Woestemeyer co-founded the Company in 1985 with his wife, Mariette Woestemeyer, and has been a director since our founding. Mr. Woestemeyer previously served as our Executive Vice President, Strategic Business Planning from 1997 until his retirement in 2015. From 1985 to 1997, Mr. Woestemeyer served as our Chief Executive Officer. Prior to founding the Company, Mr. Woestemeyer spent 14 years at Texas International Airlines in various management and executive positions with responsibility over sales and marketing. Mr. Woestemeyer holds a Bachelor of Business Administration degree from the University of Houston. Mr. Woestemeyer brings continuity and direct relevant industry experience to the Board of Directors as well as his unique familiarity with the business, structure, culture, history and deep knowledge of our markets.
The following table provides a summary view of the experience, expertise and other attributes of our directors and director nominees:

Board Experience, Expertise or Attribute	Andres D. Reiner (Nominee)	Ellen Keszler	Greg B. Petersen	Leslie Rechan	William Russell	Timothy V. Williams	Mariette M. Woestemeyer	Ronald F. Woestemeyer (Nominee)
Accounting		●	●			●	●
Business Operations	●	●	●	●	●	●	●	●
Finance		●	●			●	●
International	●			●	●		●	●
Leadership	●	●	●	●	●	●	●	●
M&A	●		●	●	●	●
Public Company/Governance		●	●	●	●	●
Risk Management		●	●			●
Sales & Marketing	●			●	●			●
Software Industry	●	●	●	●	●	●	●	●
Travel Industry	●	●	●	●			●	●

THE BOARD OF DIRECTORS AND ITS COMMITTEES
Audit Committee
The current members of our Audit Committee are Messrs. Petersen and Williams and Ms. Keszler. Our Board of Directors has determined that each member meets the independence requirements of the NYSE listing standards and Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended (Exchange Act), and that each qualifies as an Audit Committee financial expert within the meaning of the SEC regulations and the rules of the NYSE. In arriving at this determination, the Board of Directors has examined each member’s scope of experience and the nature of their employment in the corporate finance sector.
The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Primary responsibilities of our Audit Committee include:

•	reviewing and providing oversight over the qualification, independence and performance of our independent auditor and determining whether to retain or terminate its services;

•	approving the terms of engagement of our independent auditor and pre-approving the engagement of our independent auditor to perform permissible non-audit services;

•	reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our annual and quarterly financial statements and reports;

•
reviewing and discussing with management all press releases regarding our financial results and any other financial information and earnings guidance provided to securities analysts and rating agencies, including any non-generally accepted accounting principles (non-GAAP) financial measures;

•	reviewing with management and our independent auditor matters that have a significant impact on our financial statements;

•	conferring with management and our independent auditors regarding the scope, adequacy and effectiveness of our internal control over financial reporting;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing and approving all related party transactions.
Our Audit Committee operates under a written charter, a copy of which is available under the Corporate Governance – Investor Relations section of our website at www.PROS.com. A printed copy of our Audit Committee charter may be obtained without charge by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. In 2015, the Audit Committee held four in-person meetings and six telephonic meetings. The report of the Audit Committee begins on page 45.
Compensation Committee
The current members of our Compensation Committee are Messrs. Petersen, Russell and Rechan. Each member of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code. Our Board of Directors has determined that each member of our Compensation Committee meets the independence requirements of the NYSE listing standards and federal securities laws.
The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation and benefits for our executive officers and directors. Primary responsibilities of our Compensation Committee include:

•
determining and reviewing all forms of compensation for our executive officers and directors, including, among other things, annual salaries, bonuses, equity awards, severance arrangements, change in control protections and other compensatory arrangements;

•	reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	administering our equity incentive plans and granting awards of options and other share-based awards to our executive officers, directors and employees;

•	reviewing our compensation discussion and analysis and Compensation Committee report required by the rules of the SEC; and

•
evaluating and recommending to our Board of Directors the compensation plans and programs advisable for us, and evaluating and recommending the modification or termination of existing plans and programs.

Our Compensation Committee operates under a written charter, a copy of which is available under the Corporate Governance – Investor Relations section of our website at www.PROS.com. A printed copy of our Compensation Committee charter may be obtained without charge by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. In 2015, the Compensation Committee held four in-person meetings and three telephonic meetings. The report of the Compensation Committee begins on page 37.
Nominating and Corporate Governance Committee
The current members of the Nominating and Corporate Governance Committee are Messrs. Russell, Rechan, and Williams and Ms. Keszler. The Board of Directors has determined that each member meets the independence requirements of the NYSE listing standards and federal securities laws. Primary responsibilities of our Nominating and Corporate Governance Committee include:

•	identifying, evaluating and recommending to our Board of Directors candidates to serve as members of our Board of Directors and considering the nomination of our incumbent directors for reelection;

•	evaluating stockholder nominations of candidates for election to our Board of Directors;

•	reviewing our general policy relating to selection of director candidates and members of committees of our Board of Directors, including an assessment of the performance of our Board of Directors; and

•	reviewing and making recommendations to our Board of Directors regarding corporate governance principles.
Our Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available under the Corporate Governance – Investor Relations section of our website at www.PROS.com. A printed copy of our Nominating and Corporate Governance Committee charter may be obtained without charge by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. In 2015, the Nominating and Corporate Governance Committee held three in-person meetings.

CORPORATE GOVERNANCE MATTERS

Independence

The Board of Directors has adopted categorical standards or guidelines to assist our Board of Directors in making its independence determinations with respect to each director. These standards are published in our Corporate Governance Guidelines and are available under the Corporate Governance – Investor Relations section of our website at www.PROS.com. The Board of Directors has determined that the following directors are independent within the meaning of the NYSE listing standards and federal securities laws: Messrs. Petersen, Rechan, Russell, and Williams and Ms. Keszler. As part of such determination of independence, our Board of Directors has affirmatively determined that none of these directors has a relationship with us that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. The majority of our Board of Directors is independent, and our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is comprised of all independent directors.

Meeting Attendance

During 2015, our Board of Directors held five meetings, the Audit Committee held ten meetings, the Compensation Committee held seven meetings, and the Nominating and Corporate Governance Committee held four meetings. The incumbent directors attended each meeting of our Board of Directors and the committees on which he or she served during 2015, with the exception that Mr. Rechan did not attend one Compensation Committee meeting. The Board of Directors encourages all directors to attend annual meetings of the stockholders. All incumbent directors attended the 2015 meeting of the stockholders.

Director Nomination

The Nominating and Corporate Governance Committee has the responsibility for establishing the criteria for recommending which directors should stand for reelection to our Board of Directors and the selection of new directors to serve on our Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for establishing the procedures for our stockholders to nominate candidates to our Board of Directors. Although the Nominating and Corporate Governance Committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include, but are not limited to, business experience, mature judgment, personal and professional ethics, and integrity. The Company does not have a formal policy with respect to consideration of diversity in identifying director nominees; however, in the process of selecting a director nominee, the Nominating and Corporate Governance Committee assesses backgrounds and expected contributions of the individuals to the Board of Directors. These and other standards are published in our Corporate Governance Guidelines. A printed copy of our Corporate Governance Guidelines may be obtained without charge by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. Our Corporate Governance Guidelines are also available under the Corporate Governance - Investor Relations section of our website at www.PROS.com.

Our bylaws permit any stockholder of record to nominate directors. Stockholders who wish to submit nominees for election at an annual or special meeting of stockholders should follow the procedure described on page 47. The Nominating and Corporate Governance Committee applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board of Directors.

The Board of Directors is currently led by a non-executive chairman, who is an independent director. The Board of Directors’ current preferred governance structure is to have an independent director serve as chairman. We believe the current structure provides strong leadership for our Board of Directors, while also positioning our Chief Executive Officer as the leader of the Company. We believe that our current structure helps ensure independent oversight over the Company, while allowing our Chief Executive Officer to focus his energies on management of the Company.

The Board of Directors recognizes that there is no single, generally accepted approach to providing board leadership, and the board leadership structure may vary in the future as circumstances warrant. If the Board of Directors determines it is in the best interests of our stockholders to combine the positions of chairman and Chief Executive Officer, the independent directors will designate a lead independent director.

Our non-executive chairman oversees the planning of the annual Board of Directors’ calendar, and, with the Chief Executive Officer, in consultation with the other directors, schedules and sets the agenda for meetings of the Board of Directors and leads the discussion at such meetings. Our non-executive chairman also presides at executive sessions, serves as a liaison between the Chief Executive Officer and the independent directors, sees that directors receive appropriate and timely information, assists the chairmen of the committees of the Board of Directors in preparing agendas for the respective committee meetings, chairs our annual meetings of stockholders, is available in appropriate circumstances to speak on behalf of the Board of Directors, and performs such other functions and responsibilities as set forth in our Corporate Governance Guidelines or as requested by the Board of Directors from time to time. Our non-executive chairman also encourages direct dialogue between all directors and management and provides leadership to the Board of Directors in its oversight function.

Executive Sessions

Executive sessions, which are meetings of the non-employee members of the Board of Directors, are regularly scheduled throughout the year. Non-employee directors meet by themselves, without management or employee-directors present, at every regularly scheduled in-person Board of Directors meeting. Independent directors also meet by themselves at least annually at scheduled in-person Board of Directors meetings. Non-employee directors and independent directors may hold other such sessions at the request of any non-employee director or independent director. Non-employee and independent directors may notify the non-executive chairman of the Board of Directors if they would like to hold such a session, and the non-executive chairman of the

Board of Directors will facilitate the scheduling of such a session. Executive sessions (whether of the non-employee directors or independent directors) are led by our non-executive chairman of the Board of Directors.

The Board’s Role in Risk Oversight

The Board of Directors oversees our risk management process. Management reviews the process, including identification of key risks and steps taken to address them, with the full Board of Directors on a periodic basis. Although the full Board of Directors is responsible for this oversight function, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee assist the Board of Directors in discharging its oversight duties.

The Compensation Committee reviews risks related to the subject matters enumerated in its charter, including risks associated with our compensation programs. The Nominating and Corporate Governance Committee considers risks related to the subject matters for which it is responsible as identified in its charter, including risks associated with corporate governance. Similarly, the Audit Committee considers risks related to the subject matters enumerated in its charter, including risks relating to internal controls, disclosure, and financial reporting.

Accordingly, while each of the three committees contributes to the risk management oversight function by assisting the Board of Directors in the manner outlined above, the Board of Directors itself remains responsible for the oversight of our risk management program.

Director Resignation Policy

In February 2015, our Board of Directors adopted a director resignation policy. Under this policy in an uncontested election of directors (an election at which the number of nominees is equal to the number of seats open) any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her resignation to the Nominating and Corporate Governance Committee (following certification of the stockholders’ vote) for consideration in accordance with the procedures described below.

The Nominating and Corporate Governance Committee will promptly consider such resignation and recommend to the Qualified Independent Directors (as defined below) the action to be taken with respect to such offered resignation, which may include (1) accepting the resignation; (2) maintaining the director but addressing what the Qualified Independent Directors believe to be the underlying cause of the withheld votes; (3) determining that the director will not be renominated in the future for election; or (4) rejecting the resignation. The Nominating and Corporate Governance Committee will consider all relevant factors including, without limitation, (a) the stated reasons why votes were withheld from such director; (b) any alternatives for curing the underlying cause of the withheld votes; (c) the tenure and qualifications of the director; (d) the director’s past and expected future contributions to the Company; (e) our director criteria; (f) our Corporate Governance Guidelines; and (g) the overall composition of the Board, including whether accepting the resignation would cause the Company to fail to meet any applicable SEC or NYSE requirement.

The Qualified Independent Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting what which the election occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, the Qualified Independent Directors will consider the factors considered by the Nominating and Corporate Governance Committee and such additional information and factors the Board of Directors believes to be relevant. Following the Qualified Independent Directors’ decision, the Company will promptly disclose in a current report on Form 8-K the decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached or, if applicable, the reasons for rejecting the tendered resignation).

To the extent that a resignation is accepted, the Nominating and Corporate Governance Committee will recommend to the Board of Directors whether to fill such vacancy or vacancies or to reduce the size of the Board of Directors.

Any Director who tenders his or her resignation pursuant to this provision will not participate in the Nominating and Corporate Governance Committee’s recommendation or Qualified Independent Directors’ consideration regarding whether to accept the tendered resignation. Prior to voting, the Qualified Independent Directors will afford the director an opportunity to provide any information or statement that he or she deems relevant. If a majority of the members of the Nominating and Corporate Governance Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the remaining Qualified Independent Directors who are on the Board of Directors who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) will consider the matter directly or may appoint a committee of the Board of Directors amongst themselves solely for the purpose of considering the tendered resignations that will make the recommendation to the Board of Directors whether to accept or reject them.

For purposes of this policy, the term “Qualified Independent Directors” means:

•	All Directors who (1) are independent directors (as defined in accordance with the NYSE Corporate Governance Rules) and (2) are not required to offer their resignation in accordance with this policy.

•
If there are fewer than three independent directors then serving on the Board who are not required to offer their resignations in accordance with this policy, then the Qualified Independent Directors shall mean all of the independent directors and each independent director who is required to offer his or her resignation in accordance with this Policy shall recuse himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.

Stock Ownership Guidelines

As part of our overall corporate governance and compensation practices, our Board of Directors adopted stock ownership guidelines for our NEOs and directors. These guidelines are designed to align our NEOs’ and directors' interests with our stockholders’ long-term interests by promoting long-term share ownership, which reduces the incentive for excessive short-term risk taking and further increase our NEOs and directors alignment with stockholder interests. These guidelines require our Chief Executive Officer to hold shares of our stock worth four times his annual salary and each other NEO is required to hold shares of our stock worth two times their annual salary. The guidelines also state that each non-employee director is required to hold shares of our stock worth four times the director's annual retainer. Share units or unexercised options held by an NEO or director under any of our equity incentive plans are included, at 50% of their intrinsic value, in calculating the value of ownership to determine whether this minimum ownership requirement has been met. Shares held by an NEO or director under either of our equity incentive plans will continue to be included in calculating the value of ownership to determine whether this minimum ownership requirement has been met. Our NEOs and Directors have to attain this ownership threshold by the earlier of (i) December 31, 2018 and (ii) five years after joining our Board of Directors and/or being appointed as an NEO. As of December 31, 2015, each of our NEOs and directors were in compliance with the applicable guidelines.

Prohibition Against Hedging, Short-Sale, Pledging, and Repricing Underwater Stock Options; "Clawback Policy"

We have implemented both anti-hedging and anti-pledging policies, as well as a prohibition on our executives participating in short sales of our stock, to ensure that our executives’ stock remains at-risk. In March 2015, our Compensation Committee adopted a policy related to our 2007 Equity Incentive Plan to prohibit repricing, repurchase or exchange of underwater stock options without stockholder approval. We also maintain a "clawback" policy designed to further link our executive compensation and our long-term performance. Our “clawback” policy permits our Board of Directors to consider and make a decision in its sole discretion to recover, under applicable law, any incentive bonuses awarded to NEOs whose fraud or intentional misconduct significantly contributed to a restatement of financial results that led to the awarding of incentive bonuses.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board of Directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with the interests of our stockholders. The Corporate Governance Guidelines set forth the practices our Board of Directors follows, including, but not limited to, the Board of Directors and committee composition and selection, director responsibilities, director access to officers and employees and Chief Executive Officer performance evaluation and succession planning. A printed copy of our Corporate Governance Guidelines may be obtained without charge by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. A copy of our Corporate Governance Guidelines is also available under the Corporate Governance – Investor Relations section of our website at www.PROS.com.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee and none of our executive officers has any relationships that would constitute an interlocking relationship with executive officers and directors of any other entity.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees. A printed copy of our Code of Business Conduct and Ethics may be obtained without charge by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. Our Code of Business Conduct and Ethics is also available under the Corporate Governance – Investor Relations section of our website at www.PROS.com.

Communications with our Board of Directors

Stockholders or interested parties who wish to communicate with members of our Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at 3100 Main Street, Suite 900, Houston, TX 77002. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by our Board of Directors due to the nature or volume of the correspondence. Communications that are intended specifically for the non-executive chairman of the Board of Directors should be sent to the street address noted above, to the attention of the non-executive chairman of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since January 1, 2015, there has not been (nor is there currently proposed), any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, and the transactions described below.
Relationship with Management, Founders and Investors
Ownership. Ronald F. Woestemeyer and Mariette Woestemeyer, who each serve on our Board of Directors, jointly hold more than 5% of our Common Stock.
Indemnification agreements. We have entered into indemnification agreements with each of our current directors and officers. These agreements require us, among other things, to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.
Employment arrangements. We have entered into employment agreements with each of our executive officers, which address, among other things, the terms of their employment, such as base salary, severance payments and payment on a change in control.

Procedures for Related Party Transactions
Under our Code of Business Conduct and Ethics, our employees and officers are discouraged from entering into any transaction that may cause a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to their managers or our compliance officer who then reviews and summarizes the proposed transaction for our Audit Committee. Pursuant to its charter, our Audit Committee must then approve any related party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, the Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.
SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS
The following table sets forth information regarding the beneficial ownership of our Common Stock as of the Record Date, unless otherwise noted below, for the following:

•	each person or entity known to own beneficially more than 5% of the outstanding Common Stock as of the date indicated in the corresponding footnote;

•	each director and director nominee; and

•	each of our NEOs named in the Summary Compensation table, both individually and as a group.

Applicable percentage of ownership is based on 30,319,316 shares of our Common Stock outstanding as of the Record Date, unless otherwise noted below, together with applicable options for each stockholder. Beneficial ownership is determined under the rules and regulations of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of Common Stock over which the stockholder has sole or shared voting or investment power. It also includes shares of Common Stock that the stockholder has a right to acquire within 60 days of the Record Date through the exercise of any option or other right.
Unless otherwise indicated, the principal address of each of the stockholders below is c/o PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage
Andres D. Reiner (2)	818,685	2.7
Stefan B. Schulz	18,269	*
D. Blair Crump	45,840	*
Charles H. Murphy (3)	416,922	1.4
Ronald F. Woestemeyer (4)	4,167,133	13.5
Ellen Keszler (5)	79,893	*
Greg B. Petersen (5)	84,941	*
Leslie Rechan	14,060	*
William Russell	108,393	*
Timothy V. Williams (5)	89,893	*
Mariette M. Woestemeyer (4)	4,167,133	13.5
All NEOs, directors and director nominees as a group	5,844,029	18.9

*	Represents less than 1% of the outstanding shares of Common Stock.

(1)	Includes shares held and stock options, restricted stock units (RSUs) and stock appreciation rights (SARs) exercisable within 60 days of the Record Date.

(2)	Includes 400,000 shares issuable pursuant to stock options and SARs that are immediately exercisable or exercisable within 60 days of the Record Date.

(3)
Information regarding Mr. Murphy's beneficial ownership is based upon the Form 4 filed by Mr. Murphy with the SEC on February 27, 2015 (prior to his retirement from his executive positions with the Company), our 2015 proxy statement, and the vesting of certain equity awards as part of Mr. Murphy's employment with the Company as a non-executive advisor. Includes 83,663 shares issuable pursuant to stock options and SARs that are immediately exercisable; 17,000 shares held by Mr. Murphy’s wife, Emily L. Murphy; 6,750 shares related to restricted stock units granted on February 14, 2012 which vested on January 1, 2016; 9,500 shares related to restricted stock units granted on January 18, 2013 which vested on January 1, 2016; 12,500 shares related to restricted stock units granted on February 11, 2014 grant which vested on January 1, 2016; 5,000 shares related to restricted stock units granted on February 25, 2015 grant which vested on February 25, 2016; and 17,825 shares related to MSUs granted on February 25, 2013 which vested on January 1, 2016.

(4)
Includes 4,137,133 shares held by various trusts for the benefit of certain family members. Also includes 30,000 shares issuable pursuant to stock options held by Mrs. Woestemeyer that are immediately exercisable.

(5)	Includes 30,000 shares issuable pursuant to stock options which are immediately exercisable.

Set forth in the table below is information about the number of shares held by persons we know to be the beneficial owners of more than 5% of the issued and outstanding Common Stock.

Principal Shareholders	Shares Beneficially Owned	Percentage
Ronald F. and Mariette M. Woestemeyer (1)	4,167,133	13.5
Brown Capital Management, LLC (2)	4,906,438	15.9
Cadian Capital Management, LP (3)	2,470,217	8.0
Champlain Investment Partners, LLC (4)	2,114,940	6.9
Morgan Stanley Capital Services, LLC (5)	1,576,211	5.1
Riverbridge Partners, LLC (6)	2,247,975	7.3

(1)
Includes 4,137,133 shares held by various trusts for the benefit of certain family members. Also includes 30,000 shares issuable pursuant to stock options held by Mrs. Woestemeyer that are immediately exercisable.

(2)
Information regarding Brown Capital Management, LLC (Brown Capital) is based solely upon a Schedule 13G/A filed by Brown Capital with the SEC on February 16, 2016, which indicates that Brown Capital or certain of its affiliates beneficially owned 4,906,438 shares of our Common Stock as of December 31, 2015, and they had (a) sole voting power to direct the vote of 2,607,061 shares of our Common Stock and (b) sole dispositive power with respect to 4,906,438 shares of our Common Stock. The address of Brown Capital is 1201 N. Calvert Street, Baltimore, MD 21202.

(3)
Information regarding Cadian Capital Management, LP (Cadian Capital) is based solely upon a Schedule 13G filed by Cadian Capital with the SEC on February 12, 2016, which indicates that Cadian Capital or certain of its affiliates beneficially owned, and had sole voting and dispositive power, with respect to 2,470,217 shares of our Common Stock as of December 31, 2015. The address of Cadian Capital is 535 Madison Avenue, 36th Floor, New York, NY 10022.

(4)
Information regarding Champlain Investment Partners, LLC (Champlain) is based solely upon a Schedule 13G filed by Champlain with the SEC on March 17, 2016, which indicates that Champlain or certain of its affiliates beneficially owned, and had sole dispositive power with respect to 2,114,940 shares of our Common Stock as of December 31, 2015, and they had sole voting power to direct the vote of 1,501,565 shares of our Common Stock. The address of Champlain Investment Partners, LLC is 180 Battery St., Burlington, VT 05401.

(5)
Information regarding Morgan Stanley Capital Services, LLC (Morgan Stanley) is based solely upon a Schedule 13G/A filed by Morgan Stanley with the SEC on February 5, 2016, which indicates that Morgan Stanley or certain of its affiliates beneficially owned, and had sole voting power with respect to 1,576,211 shares of our Common Stock as of December 31, 2015. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(6)
Information regarding Riverbridge Partners LLC (Riverbridge) is based solely upon a Schedule 13G filed by Riverbridge with the SEC on February 1, 2016, which indicates that Riverbridge or certain of its affiliates beneficially owned 2,247,975 shares of our Common Stock as of December 31, 2015, and they had (a) sole voting power to direct the vote of 1,774,345 shares of our Common Stock and (b) sole dispositive power with respect to 2,247,975 shares of our Common Stock. The address of Riverbridge is 80 South Eighth St., Suite 1200, Minneapolis, MN 55402.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act, requires each of our directors and NEOs, among others, to file with the SEC an initial report of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by SEC regulations to furnish us with copies of all such filings. Based on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that during 2015, all of our NEOs and directors filed the required reports on a timely basis under Section 16(a), with the exception that Mr. Reiner did not timely file a Form 4 in May 2015 associated with the vesting of an equity award.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers (NEOs) should be read together with the compensation tables and related disclosures set forth below.
Executive Summary
Background

In 2015, our NEOs introduced and made significant progress executing against our Cloud-First strategy. We accelerated awareness and adoption of our revenue and profit realization solutions, extended our product leadership position through continued innovation, and expanded our global reach and scale. The following highlights some of our accomplishments in 2015:

•	We introduced and made significant progress executing our Cloud-First strategy in spite of delivering mixed results.

•	Achieved annual recurring revenue[1] of $98.2 million, a 16% increase year over year and higher than the guidance we provided in June 2015.

•	Achieved positive free cash flow[2] of $8.5 million, up from a free cash use of $8.1 million in 2014.

•	Added a record number of new customers across a diverse range of industries and expanded relationships with a significant number of existing customers.

•	Continued innovating by introducing new versions of our applications to help customers drive higher revenue and margin realization.

•
Strengthened our leadership position in the market with numerous awards around innovation and customer success, including the Ventana Research Leadership Award, “Rising Star” award in CRM magazine’s 2015 Annual Market Awards and multiple Stevie Awards in the American and International programs. Also ranked as a “strong performer” in The Forrester Wave™: B2B Order Management, Q4 2015 research report.

1ARR is currently one of our key performance metrics to assess the health and trajectory of our overall cloud business. ARR should be viewed independently of revenue, deferred revenue and any other GAAP measure as ARR is a performance metric and is not intended to be combined with any of these items. ARR is defined as the annualized contracted recurring revenue from subscription and maintenance contracts. Contracted revenue from perpetual license, term license and service agreements are not included in ARR.
2 Free cash flow is a non-GAAP financial measure which is defined as net cash provided by operating activities, less additions to property, plant and equipment and capitalized internal-use software development costs.

2015 Compensation Highlights

•
Emphasis on performance-based pay. In 2015, our Compensation Committee again sought to motivate our NEOs with “performance-based” compensation through performance-based equity awards and performance-based cash bonus awards. Our equity awards include performance-based compensation, with the payouts of our market stock unit (MSU) awards to our NEOs varying based on the relative performance of our stock compared to the Russell 2000 Index over the applicable performance period. Similarly, our cash bonus plan incentivizes our NEOs to continuously improve our financial performance and to achieve our key strategic priorities with increased bonus opportunities possible based on improved Company performance. For example, target equity awards to our NEOs in 2015 were positioned near the 75th percentile of our peer group. In 2015, the majority of our NEOs total compensation was “performance-based”—that is "at risk" and contingent upon the performance of our business, our stock price or individual performance. We believe this direct and significant link between pay and performance is an effective way to motivate our NEOs to achieve our financial and key strategic objectives and ultimately increase stockholder value.

•
Continued stockholder support of our executive compensation program in 2015. At our 2015 annual stockholders’ meeting, our stockholders had the opportunity to provide an advisory vote on the compensation paid to our NEOs, or a “say-on-pay” vote. Over 85% of the total votes cast at our 2015 annual stockholder's meeting voted in favor of our say-on-pay proposal. As a result, the Compensation Committee believes that the results of our say-on-pay vote affirmed stockholder support of our approach to executive compensation.

•
At-Risk Compensation. As illustrated by the graph below, the majority of our NEOs' compensation is "at risk" compensation directly tied to the success of our business, our stock price, and the individual performance of our executives. Consistent with this pay-for-performance orientation, we believe that annual bonus and equity compensation should together represent a significant portion of total compensation. As a result, a large portion of our NEOs' total compensation is "at risk" relative to our other employees. We believe this allocation is appropriate because our NEOs bear the greatest responsibility for our results and can exert the greatest influence on our performance.

Relationship Between Company Performance, Stock Price and CEO Compensation.

The following illustrates the directional relationship between our performance, based on our revenue, annual recurring revenue, our stock price, and the compensation of our CEO from 2013 to 2015. These metrics reflect our continued focus on aligning our executive compensation with our stockholder's interests.

(1) Represents Mr. Reiner's total compensation as reported in the Summary Compensation table on page 39.
Compensation Philosophy and Objectives

Our Compensation Committee believes that an effective compensation program should reward achievement of specific corporate goals and align our executives’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals. Our compensation programs are designed to motivate our NEOs to achieve or exceed corporate goals that enhance stockholder value and enable us to attract and retain key employees. Our executive compensation program is designed to reward superior performance and to achieve the following overall objectives:

Objective	Rationale
Offer competitive compensation	Enable the Company to attract and retain high-caliber talent
Emphasize performance-based compensation	Provide a compensation package that is weighted heavily towards performance-based pay
Incentivize and reward the achievement of our financial objectives	Directly link rewards to the achievement of measurable financial objectives that build long-term stockholder value
Recognize individual performance	Encourage personal achievement by rewarding individual performance
Align the interests of our executives with those of our stockholders	Incentivize and reward the creation and preservation of stockholder value

Role of Our Compensation Committee

The responsibility for establishing, administering and interpreting our policies governing the compensation and benefits for our NEOs, lies with our Compensation Committee, which consists entirely of non-employee directors. Our Compensation Committee has taken the following steps to ensure that our executive compensation and benefit policies are consistent with both our compensation philosophy and our Corporate Governance Guidelines:

•
solicited recommendations from an independent executive compensation consultant to evaluate our executive compensation practices and assisted in developing and implementing the executive compensation programs;

•	established a practice, in accordance with the rules of the NYSE, of reviewing the performance and determining the compensation earned, paid or awarded to our Chief Executive Officer; and

•
established a policy, in accordance with the rules of the NYSE, to review on an annual basis the performance of our other executive officers with assistance from our Chief Executive Officer and determined what we believe to be appropriate total compensation for these executive officers.

Our Compensation Committee considers a broad range of facts and circumstances in setting executive compensation. Among the factors considered for our executives generally, and for the NEOs in particular, are recommendations from our compensation consulting firm, Compensia, Inc. (Compensia), advice from our Chief Executive Officer, general economic and market conditions, our financial condition and operating results, our operating plan, our geographic location and the objectives of our executive compensation policies described above. The weight given to each factor differs from year to year and may differ among individual NEOs in any given year.

Our Compensation Committee establishes executive compensation programs that the Compensation Committee believes, based on the members’ experience, is the most appropriate to achieve the goals described above. Our Compensation Committee continues to evaluate our executive compensation programs on a quantitative and qualitative basis on at least a yearly basis or more frequently if circumstances dictate. Our Compensation Committee expects to make new awards and adjustments to our executive compensation programs as appropriate.

In making its decisions regarding executive compensation, the Committee meets outside the presence of executive officers when making final decisions about each executive officer. The Chief Executive Officer is periodically present during portions of these deliberations that relate to the compensation for other executive officers.

All share-based awards to our NEOs are approved by our Compensation Committee. For share-based grants to employees who are not NEOs, the Compensation Committee may delegate to the Chief Executive Officer the authority to make share-based awards within certain limitations on aggregate grants and specific award terms.
Role of Our Executive Compensation Consultant

The Compensation Committee engaged Compensia to advise the Compensation Committee on 2015 executive compensation matters due to the breadth and depth of Compensia’s experience with executive compensation matters and its particular expertise in the software industry. Compensia provided the following services on behalf of the Compensation Committee during fiscal year 2015:

•	reviewed and provided recommendations on the composition of our peer group of companies, and provided compensation data relating to executives at the companies in the peer group;

•	conducted a comprehensive review of the total compensation arrangements for all of our NEOs;

•	provided recommendations to our Compensation Committee regarding our NEOs’ compensation packages;

•	assisted with executive equity program design, including an analysis of equity mix, aggregate share usage and target grant levels; and

•	updated the Compensation Committee on emerging trends and best practices in the area of executive compensation.
The Compensation Committee is satisfied with the qualifications, performance and independence of Compensia. Other than serving as an adviser to the Compensation Committee, Compensia does not provide any other services to us. We pay the cost for Compensia’s services as negotiated by the Compensation Committee.
Peer Group

To assist the Compensation Committee in its deliberations on executive compensation, Compensia provided recommendations on the composition of our peer group. The criteria used to develop our peer group included:
•software industry;
•publicly-traded;
•headquartered in the United States;
•revenue of $121 million to $536 million; and
•market capitalization to revenue ratio in excess of 2.5 times.

Based on the recommendations provided, the Compensation Committee established the following companies as our full peer group for 2015:

Aspen Technology	Bazaarvoice
Bottomline Technologies	comScore
Constant Contact	Cornerstone OnDemand
Demandware	Imperva
LivePerson	LogMeIn
Marketo	Perficient
Qlik Technologies	RealPage
SolarWinds	SPS Commerce
Ultimate Software Group	VASCO Data Security

Compensia then prepared a compensation analysis compiled from data gathered from publicly available information regarding the companies that the Compensation Committee had selected as members of our peer group. The Compensation Committee used this data to compare the compensation of our NEOs to similarly positioned persons within the peer group and to determine the relative compensation for each NEO position, based on direct, quantitative comparisons of pay levels. The Compensation Committee continues to review and update our peer group, as necessary, to ensure that the comparisons are meaningful.

Stockholder Say-On-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation. At the Company’s annual meeting of stockholders held in May 2015, more than 85% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. We believe this affirms our stockholders’ continued support of our approach to executive compensation. The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our NEOs.

Components of Executive Compensation

Base Salaries
We use base salaries primarily to compensate and retain our NEOs for their services. Base salaries for our NEOs are reviewed on an annual basis. In January 2015, the Compensation Committee reviewed the responsibilities and performance of Messrs. Reiner, Murphy, Crump and Woestemeyer, their tenure with us, and their existing compensation packages. Based on this review, the Compensation Committee set Mr. Reiner's base salary for 2015 at $525,000 and Mr. Crump's base salary for 2015 at $420,000, in light of their expected contributions and responsibilities for 2015. The Compensation Committee did not make any changes to Mr. Murphy's base salary for 2015 given his previously announced intent to retire from the Company. The Compensation Committee set Mr. Woestemeyer's base salary for 2015 at $233,750, unchanged from his 2014 base salary after considering Mr. Woestemeyer's substantial equity position in the Company. In March 2015, Mr. Schulz joined us with a base salary set at $350,000 given Mr. Schulz's experience as a public company Chief Financial Officer and expected contributions and responsibilities for 2015. After the above adjustments, base salaries were positioned relative to our peer group for 2015 at the 75th percentile for Mr. Reiner, above the 75th percentile for Mr. Crump, near the 50th percentile for Mr. Schulz, and between the 25th and 50th percentile for Mr. Woestemeyer.

Executive compensation activities in 2016. In February 2016, the Compensation Committee reviewed the responsibilities and performance of Messrs. Reiner, Crump and Schulz, their tenure with us, and their existing compensation packages. Based on this review, the Compensation Committee did not make any changes to Mr. Reiner's base salary for 2016 because Mr. Reiner's salary remains at the 75th percentile for our peer group. The Compensation Committee did not make any changes to Mr. Crump's base salary for 2016 because Mr. Crump's salary remains above the 75th percentile for our peer group. The Compensation Committee set Mr. Schulz' base salary for 2016 at $365,000, in light of his expected contributions and responsibilities for 2016. After this adjustment, Mr. Schulz' base salary was positioned near the 75th percentile for our peer group for 2016.

Cash Incentives

We have a cash incentive plan for our NEOs under which cash incentive payments may be made after the end of each year based on our performance against our corporate objectives for the year. The cash incentive program is intended to reward our NEOs upon the achievement of fiscal year financial performance goals, with some limited discretion available for individual performance. Each component of this cash incentive plan is independent of the other components and has minimum target and maximum levels.
Cash incentive payments are generally paid in the first quarter following completion of a given year. Our Compensation Committee does not have the discretion to increase the performance component targets or decrease the incentive payment amounts to any of our NEOs. The Compensation Committee does have the discretion to lower the performance component targets and/or increase the incentive payment amounts under this cash incentive plan. The Compensation Committee traditionally has not exercised this discretion and did not do so in 2015.
The target incentive payment amounts are payable under this cash incentive plan if we hit our target levels for each component. Actual results between the minimum, target and the maximum goal levels are pro-rated. The discretionary component is determined by the Compensation Committee on an annual basis at the end of our fiscal year. We use our cash incentive plan to align our NEOs' performance with our financial results and to motivate our NEOs to achieve annual goals.

Executive compensation activities in 2015. In February 2015, our Compensation Committee approved our 2015 Named Executive Officer Plan (2015 NEO Plan) for each of Messrs. Reiner, Crump, Woestemeyer and Schulz. The Compensation Committee determined that Mr. Murphy would not participate in the 2015 NEO Plan due to his retirement from his executive positions with the Company in March 2015. The 2015 NEO Plan set targets incentive payment amounts based upon the components from the 2014 NEO Plan (non-GAAP revenue, non-GAAP operating income, and discretionary). In August 2015, and in light of the impact on our business model resulting from our cloud-first strategy, our Compensation Committee amended our 2015 Named

Executive Officer Plan (Revised 2015 NEO Plan) to reflect new incentive targets consistent with our revised business plans. The Revised 2015 NEO Plan set targets incentive payment amounts based upon bookings, annual recurring revenue, expense savings and discretionary components. The discretionary component of the Revised 2015 NEO Plan includes non-numeric goals and objectives intended to position the Company for longer term growth. The weighting of the Revised 2015 NEO Plan components is set forth in the following table:

Component	Weighting of component as a % of bonus payment
Bookings(1)	35%
Annual recurring revenue	35%
Expense savings(2)	15%
Discretionary	15%

(1)	Bookings consists of the total contract value of business closed during 2015, including license, maintenance, subscription, and services, but excluding committed maintenance beyond one year.

(2)	The expense savings component consists of an expense target of $196 million or less based on the Company's revised 2015 annual budget.

The bookings, annual recurring revenue and expense savings components of the Revised 2015 NEO Plan were measured at the end of 2015 against actual results. The discretionary component was determined by the Compensation Committee after the end of the Company’s fiscal year, and the Compensation Committee authorized the payments under the 2015 NEO Plan in the first quarter of 2016. The payouts under the Revised 2015 NEO Plan were based on our performance as a company within a range of each component’s target. No incentive payment could be earned for performance below the target minimum and the maximum bonus earned could not exceed the bonus amount at the target maximum. The range and target for each component are set forth in the following table:

Component	Target Minimum (in millions)	At Target (in millions)	At Target Maximum (in millions)
Bookings	$150.0	$168.0	-
Annual recurring revenue	$100.0	$103.0	$106.0
Expense savings	$7.0	$9.0	-

For both the 2015 NEO Plan and Revised 2015 NEO Plan, the Compensation Committee set the incentive pay as a percentage of the base salary of each of our NEOs, other than Mr. Murphy, based on achievement of the minimum targets for each component above, as set forth in the following table:

Named Executive Officer	At Target Threshold	At Target	At Target Maximum
Andres D. Reiner	55%	110%	220%
D. Blair Crump	50%	100%	200%
Stefan B. Schulz	40%	80%	160%
Ronald F. Woestemeyer	22.5%	45%	67.5%

The actual payout for 2015 performance as a percentage of the base salary of each 2015 NEO reflects our mixed results in 2015, and are set forth in the following table:

Named Executive Officer	Actual Payout
Andres D. Reiner	28%
D. Blair Crump	25%
Stefan B. Schulz(1)	20%
Ronald F. Woestemeyer(2)	8%
(1) Actual payout reflects the achievement of 30% of Mr. Schulz' target incentive opportunity for 2015 prorated based on Mr. Schulz commencing his employment with us in March 2015.
(2) Actual payout reflect the achievement of 30% of Mr. Woestemeyer's target incentive opportunity for 2015 prorated based on Mr. Woestemeyer's retirement from his employment with us in July 2015.

For 2015, the target total cash compensation (base salary plus target cash incentives) was positioned relative to our peer group for 2015 near the 75th percentile for Mr. Reiner, above the 75th percentile for Mr. Crump, near the 75th percentile for Mr. Schulz and between the 25th and 50th percentile for Mr. Woestemeyer.

Executive compensation activities in 2016. In February 2016, our Compensation Committee approved our 2016 Named Executive Officer Plan (2016 NEO Plan) for each of our NEOs. The 2016 NEO Plan introduces annual contract value bookings and free cash flow as new components in order to tie our NEOs compensation to the health and trajectory of our overall cloud business, and also includes the annual recurring revenue and discretionary components consistent with the Revised 2015 NEO Plan.

In order to closely tie our NEOs compensation to the performance of our business, the 2016 NEO Plan sets targets incentive payment amounts based upon achievement of quarterly and annual goals related to annual contract value bookings and annual recurring revenue and annual goals related to free cash flow. The discretionary component of the 2016 NEO Plan includes non-numeric goals and objectives intended to position the Company for longer term growth. The weighting of the 2016 NEO Plan components is set forth in the following table:

Component	Weighting of component as a % of bonus payment
Annual Contract Value(1)	30%
Annual recurring revenue	30%
Free cash flow(2)	25%
Discretionary	15%

(1)Annual contract value (ACV) bookings are comprised of the estimated annual value of the total contract value of business closed during 2016, including license, maintenance, subscription, and services, but excluding committed maintenance beyond one year. ACV bookings are comprised of annual maintenance and subscriptions, one seventh of the license TCV, and excludes services and subscription renewals.
(2)Free cash flow is a non-GAAP financial measure which is defined as net cash provided by operating activities, less additions to property, plant and equipment and capitalized internal-use software development costs.

In setting the targets for these components, the Compensation Committee believed that there was a reasonable likelihood that we could achieve the targets specified if we execute on our business plan. For the 2016 NEO Plan, the incentive payment as a percentage of the base salary for each continuing NEO remains unchanged from 2015. For 2016, the target total cash compensation (base salary plus target cash incentives) was positioned relative to our peer group for 2016 above the 75th percentile for each of Messrs. Reiner, Crump and Schulz.

Equity Awards

The Compensation Committee believes that equity compensation plans are an essential tool to link the long-term interests of stockholders and employees, especially the NEOs, and serve to motivate NEOs to make decisions that will, in the long run, deliver the best returns to stockholders.

In 2015, the Compensation Committee considered the equity mix for our NEOs and believed it was in our best interests to grant equity awards in a mix of MSUs and RSUs under our 2007 Equity Incentive Plan (2007 Plan). We granted equity awards to each of Messrs. Reiner and Crump in an equal mix of MSUs and RSUs, and to Mr. Schulz in a higher percentage of RSUs relative to MSUs.

MSUs are performance-vested units under which the number of shares of Common Stock received following vesting is based on the Company's total stockholder return (TSR) in relation to the Russell 2000 Index (Index) over a specified period of time. The Compensation Committee believes that MSUs help more closely align our NEO compensation with our performance, motivate behavior consistent with long-term value creation, and better assist in retaining our NEOs.

RSUs are intended to assist in retaining our NEOs and to reward them for sustaining and increasing the share price of our common stock. RSUs granted in 2015 to each of Messrs. Reiner and Crump vest in four equal annual installments on January 1st of each year. RSUs granted in 2015 to Mr. Schulz also vest in four equal annual installments on March 3rd of each subsequent year. RSUs granted in 2015 to Mr. Murphy vested in February 2016.

The Compensation Committee determines the size of awards following review of competitive market data from our peer group, as well as subjective factors such as relative job scope, individual performance, tenure and experience, expected future contributions to the growth and development of the Company, Company performance, historical equity compensation awarded to an NEO, and the unvested equity position held by each NEO. For 2015, the value of Mr. Reiner's target equity award was positioned near the peer group 75th percentile, reflecting the Company's continued strong performance under his leadership in 2014. Mr. Crump's equity award was positioned above the 75th percentile, reflecting the Company's operational performance under his leadership in 2014, and his expected contribution to the Company in the future. Mr. Murphy's equity award was positioned below the 25th percentile, to assist in the retention of Mr. Murphy as an adviser through March 2016. Mr. Schulz's target equity award was positioned between the 50th percentile and the 75th percentile, reflecting his experience as a public company CFO, that he held no equity in the Company as a recently hired executive, and his expected contribution to the Company in the future. Mr. Woestemeyer did not receive an equity award in 2015 due to his sizable equity stake in the Company as our founder.

The actual number of shares of our Common Stock issuable under MSUs is variable based on over-or under-performance of our stock price compared to the Index during the performance period. The MSUs awarded in 2015 (2015 MSUs) have a three year performance period beginning in January 2015 for each of Messrs. Reiner and Crump, and beginning in March 2015 for Mr. Schulz. If we under-perform the Index, the percentage at which the MSUs convert into shares of our Common Stock will be reduced from 100%, at a rate of 4 to 1 (four-percentage-point reduction in the number of target units for each percentage point of under-performance), with a minimum percentage of 0%. If we outperform the Index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of 4 to 1 (four percentage-point increase in the number of target units for each percentage point of over-performance), with a maximum percentage of 200%.

The following table sets forth information as of December 31, 2015 with respect to compensation plans under which our equity securities are authorized for issuance. For additional information on our equity compensation plans, see Note 11 of the Notes to the Consolidated Financial Statements in our 2015 Annual Report.

	I	II	III
Plan Category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under plans (excluding securities listed in Column (I))
All compensation plans previously approved by security holders	3,638,293	$11.60	1,062,461
All compensation plans not previously approved by security holders	214,663	—	—
Total	3,852,956	$11.60	1,062,461

Our 2007 equity incentive plan, adopted in March 2007, provides a formula for automatic increases in the number of securities available for issuance under such plan. The maximum aggregate number of securities that may be issued under the 2007 equity incentive plan cumulatively increases by a number of shares equal to the lesser of (i) 3.5% of the number of securities issued and outstanding on the immediately preceding December 31, (ii) Nine Hundred Thousand (900,000) shares, and (iii) an amount determined by our Board of Directors.

In February 2014, the Company granted inducement awards in an aggregate amount of up to 308,250 shares in accordance with NYSE Rule 303A.08. These inducement awards were in the form of RSUs and MSUs granted to our then recently appointed Chief Operating Officer and RSUs granted to certain new employees in connection with the acquisitions of Cameleon Software SA and SignalDemand Inc.

Executive compensation activities in 2016. In 2016, the Compensation Committee reconsidered the equity mix for our NEOs and believed it was in our best interests to grant equity awards in an equal mix of MSUs and RSUs to each of Messrs. Reiner and Schulz.  In doing so, the mix for Mr. Schulz was changed from a more RSU-heavy mix in 2015 to be more consistent with our pay for performance philosophy.  RSUs granted in 2016 to Messrs. Reiner and Schulz vest in four equal annual installments on March 1st of each year. The MSUs awarded in 2016 (2016 MSUs) to Messrs. Reiner and Schulz have a three year performance period beginning March 2016. If we under-perform the Index, the percentage at which the MSUs convert into shares of our Common Stock will be reduced from 100%, at a rate of 4 to 1 (four-percentage-point reduction in the number of target units for each percentage point of under-performance), with a minimum percentage of 0%. If we outperform the Index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of 4 to 1 (four percentage-point increase in the number of target units for each percentage point of over-performance), with a maximum percentage of 200%.

For 2016, the value of Mr. Reiner's target equity award was positioned between the peer group 25th and 50th percentile, due to our mixed performance in 2015. Mr. Schulz's target equity award was positioned above the 75th percentile reflecting his performance in 2015 and his expected contribution to the Company in the future. Mr. Crump did not receive an equity award in 2016 due to our mixed operational performance in 2015 and the substantial equity awards granted to Mr. Crump in 2014 and 2015.

Other Compensation

Benefits. We provide our NEOs the following benefits, generally on the same terms as we provide our other employees:

•	health, dental, travel, accident insurance and vision;

•	life insurance;

•	employee assistance plan;

•	medical and dependent care flexible spending account;

•	short-and long-term disability, accidental death and dismemberment;

•	a 401(k) plan;

•	an employee stock purchase plan;

•	paid time off;

•	sick days; and

•	tuition reimbursement.
We believe these benefits are consistent with companies with whom we compete for employees.
401(k) Plan. We provide a tax-qualified employee savings and retirement plan (401(k) Plan) intended to qualify under Section 401(a) of the Code. Contributions, and income earned thereon, are not taxable to employees until withdrawn. Under the 401(k) Plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) Plan. The 401(k) Plan also permits us to make matching contributions to the plan on behalf of participants. Historically, our matching contribution has been 50% of the first 6% of employee contributions. We may also make discretionary contributions. In 2015, we matched 50% of each employee’s contribution up to 6% of the employee’s eligible income contributed to our 401(k) Plan and made no discretionary contributions.
Employee Stock Purchase Plan. We provide an employee stock purchase plan (ESPP) intended to qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code (Code). At the beginning of each offering under the plan, each participant in the ESPP is granted the right to purchase (Purchase Right) through accumulated payroll deductions up to a number of shares of our Common Stock determined on the first day of the offering period. The Purchase Right is automatically exercised on the last day of the offering period unless the participant has withdrawn from participation in the ESPP prior to such date. Generally, all of our employees are eligible to participate if they are employed by us, or any participating subsidiary, for at least 20 hours per week. However, an employee may not be granted a Purchase Right if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or that of any related corporation.
Severance compensation and termination protection

We generally provide our NEOs with severance packages if they are terminated without cause (as defined in their employment agreements) or for good reason (as defined in their employment agreements) in order to attract and retain them. The amount of severance benefits is described below, and in more detail elsewhere in the section titled “Potential Payments Upon Termination or Change of Control.” The Compensation Committee reviews the potential payouts to ensure their market-competitiveness in order to incentivize our NEOs to maintain focus on both daily and long-term efforts.
Our severance compensation provisions are designed to meet the following objectives:

•
Change in Control: As part of our normal course of business, we may engage in discussions with other companies about possible collaborations and/or other ways in which the companies may work together to further our respective long-term objectives. In certain scenarios, the potential for merger or being acquired may be in the best interests of our stockholders. We provide a component of severance compensation if an NEO is terminated as a result of a change of control transaction to promote the ability of our NEOs to act in the best interests of our stockholders even though they could be terminated as a result of the transaction.

•
Termination Without Cause or For Good Reason: If we terminate the employment of one of our NEOs “without cause” or one of our NEOs resigns for “good reason,” each as defined in the applicable agreement, we are obligated to make certain payments based on the NEO's then-effective base salary. We believe this is appropriate because the terminated NEO is bound by confidentiality and non-competition provisions continuing after termination. We also believe it is beneficial to have a mutually-agreed severance package in place prior to any termination event, to avoid disruptive conflicts and provide us with more flexibility to make a change in management if such a change is in our and our stockholders’ best interests.

Andres D. Reiner. In May 2013, we entered into an amended and restated employment agreement with Mr. Reiner, our Chief Executive Officer and President. This agreement is for a three-year term and automatically renews for three-year terms unless the Company decides not to renew. The base salary payable to Mr. Reiner is subject to periodic review by our Compensation Committee. In the event Mr. Reiner’s employment with us is terminated by him for good reason, by us without cause or we decide not to renew his agreement, he will receive (i) his full base salary each month for the following 12 months, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of a bonus at 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for twelve months, (iv) an amount equal to twelve times the monthly cost of Mr. Reiner's health benefits, and (v) the acceleration of vesting of all equity awards with respect to such shares that would have vested following the date of termination. Alternatively, if Mr. Reiner’s employment is terminated by us without cause, if he resigns for good reason, or we decide not to renew his agreement within six months prior to, or any time after, a change of control of the Company, he will receive (i) an amount equal to 150% of his annual salary, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of an aggregate bonus equal to 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for eighteen months, (iv) an amount equal to eighteen times the monthly cost of Mr. Reiner's health benefits, and (v) the acceleration of vesting of all equity awards. In addition, if the surviving or acquiring entity (or its parent entity) elects not to assume, continue or substitute for the equity awards or options due under the 2007 Plan, all outstanding equity awards and options under the 2007 Plan will vest in full and become fully exercisable. Mr. Reiner is subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of his employment.

Stefan B. Schulz. In March 2015, we entered into an employment agreement with Mr. Schulz, our Executive Vice President and Chief Financial Officer. This agreement is for a three-year term and automatically renews for three-year terms unless the Company decides not to renew. The base salary payable to Mr. Schulz is subject to periodic review by our Compensation Committee. In the event Mr. Schulz's employment with us is terminated by him for good reason, by us without cause, or we decide not to renew his agreement, he will receive (i) his full base salary each month for the following 12 months, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of a bonus at 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for twelve months, (iv) an amount equal to twelve times the monthly cost of Mr. Schulz's health benefits, and (v) to the extent that the aggregate amount paid pursuant to items (i) through (iv) is not at least $1,000,000, the acceleration of vesting of certain equity awards to bring the total separation pay package to $1,000,000. Alternatively, if Mr. Schulz's employment is terminated by us without cause, if he resigns for good reason, or we decide not to renew his agreement within six months prior to, or any time after, a change of control of the Company, he will receive (i) an amount equal to 150% of his annual salary, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of an aggregate bonus equal to 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for eighteen months, (iv) an amount equal to eighteen times the monthly cost of Mr. Schulz's health benefits, and (v) the acceleration of vesting of all equity awards with respect to such shares that would have vested following the date of termination. In addition, if the surviving or acquiring entity (or its parent entity) elects not to assume, continue or substitute for the equity awards or options due under the 2007 Plan, all outstanding equity awards and options under the 2007 Plan will vest in full and become fully exercisable. Mr. Schulz is subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of his employment.

Charles H. Murphy. In February 2014, Mr. Murphy announced his intention to retire from the Company, and effective as of March 8, 2015, Mr. Murphy retired as an executive officer of the Company. He currently serves as a non-executive advisor to the Company. To assist in the retention of Mr. Murphy through his planned retirement, in April 2014, we entered into a second amended and restated employment agreement (Amended Agreement) with Mr. Murphy. Pursuant to this Amended Agreement, Mr. Murphy was entitled to receive his full 2014 target bonus if he remained employed with us through January 31, 2015, and Mr. Murphy would transition to part-time employment with limited responsibilities on or before January 31, 2015 as determined by us. In the event Mr. Murphy’s employment with us is terminated by him for good reason or by us without cause, he will receive (i) his full base salary each month for the following 12 months, (ii) an amount equal to twelve times the monthly cost of Mr. Murphy's health benefits, (iii) any unpaid bonus earned prior to the termination relating to completed bonus periods preceding the date of termination, and (iv) the payment in equal monthly installments of an aggregate bonus equal to 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by the Company for twelve months, and (v) the acceleration of vesting of all equity awards with respect to such shares that would have vested following the date of termination. Alternatively, if Mr. Murphy’s employment is terminated by us without cause or if he resigns for good reason within six months prior to, or any time after, a change of control of the Company, he will receive (i) an amount equal to 150% of his annual salary, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) an aggregate bonus equal to 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for eighteen months, and (iv) an amount equal to eighteen times the monthly cost of Mr. Murphy's health benefits. In addition, in the event of a change of control of the Company, Mr. Murphy will receive acceleration of the vesting of stock options and certain other equity awards granted to him. Mr. Murphy is subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of his employment. In January 2015, we amended Mr. Murphy's employment agreement (Second Amended Agreement) to change the date of Mr. Murphy's transition to part time employment from January 31, 2015 to March 31, 2015. Pursuant to the Second Amended Agreement, (a) Mr. Murphy received $75,000 as a result of remaining employed with us through March 31, 2015; (b) Mr. Murphy transitioned to part-time employment with limited responsibilities on March 31, 2015; (c) Mr. Murphy is entitled to a reduced salary beginning on March 31, 2015 and reimbursement for certain health benefits after transitioning to part time employment; and (d) in the event of Mr. Murphy’s death or disability prior to the expiration of the Second Amended Agreement on March 31, 2016, all of his equity awards which would have otherwise vested by March 31, 2016 will accelerate in full. Mr. Murphy will otherwise continue to be eligible for the same compensation and benefits and will be subject to similar material terms and conditions as provided for in his prior amended and restated employment agreement.

D. Blair Crump. In February 2014, we entered into an employment agreement with Mr. Crump, our Chief Operating Officer. This agreement is for a three-year term and automatically renews for three-year terms unless the Company decides not to renew. The base salary payable to Mr. Crump is subject to periodic review by our Compensation Committee. In the event Mr. Crump's employment with us is terminated by him for good reason, by us without cause, or we decide not to renew his agreement, he will receive (i) his full base salary each month for the following 12 months, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of a bonus at 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for twelve months, (iv) an amount equal to twelve times the monthly cost of Mr. Crump's health benefits, and (v) the acceleration of vesting of all equity awards with respect to such shares that would have vested following the date of termination. Alternatively, if Mr. Crump's employment is terminated by us without cause, if he resigns for good reason, or we decide not to renew his agreement within six months prior to, or any time after, a change of control of the Company, he will receive (i) an amount equal to 150% of his annual salary, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of an aggregate bonus equal to 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for eighteen months, (iv) an amount equal to eighteen times the monthly cost of Mr. Crump's health benefits, and (v) the acceleration of vesting of all equity awards. In addition, if the surviving or acquiring entity (or its parent entity) elects not to assume, continue or substitute for the equity awards or options due under the 2007 Plan, all outstanding equity awards and options under the 2007 Plan will vest in full and become fully exercisable. Mr. Crump is subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of his employment.
Ronald F. Woestemeyer. In May 2013, we entered into an amended and restated employment agreement with Mr. Woestemeyer, our Executive Vice President. This agreement is for a three-year term and automatically renews for three-year terms unless the Company decides not to renew. Under this agreement, Mr. Woestemeyer’s salary is subject to periodic review by our Compensation Committee. In the event Mr. Woestemeyer’s employment with us is terminated by him for good reason, by us without cause, or we decide not to renew his agreement, he will receive (i) $275,000 payable over 12 months and (ii) an amount equal to six times the monthly cost of Mr. Woestemeyer's health benefits. Alternatively, if Mr. Woestemeyer's employment is terminated by us without cause, if he resigns for good reason, or we decide not to renew his agreement within six months prior to, or eighteen months after, a change of control of the Company, he will receive (i) $275,000 and (ii) an amount equal to twelve times the monthly cost of Mr. Woestemeyer's health benefits, and (iii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination. Mr. Woestemeyer is subject to non-competition and non-solicitation restrictions during the term of his employment and for the severance period following the termination of his employment. Mr. Woestemeyer retired as an officer from the Company effective as of July 31, 2015.
"Cause" is defined in these employment agreements as (a) a breach by our officer of his duties of confidentiality which causes a material harm to us, (b) his conviction of, or a plea of guilty or no contest to, a felony or any other crime involving dishonesty or moral turpitude under the laws of the United States; (c) continued failure to perform assigned duties or comply with any Company policy after notice and a cure period; (d) any material breach by our officer of his employment agreement or any other agreement between our officer and us after notice and a cure period; (e) any intentional wrongdoing by them that adversely affects us; and (f) any failure to cooperate in good faith with us in any governmental investigation or formal proceeding.
Each of our NEOs can resign for “good reason” and be entitled to severance. “Good reason” is defined in their employment agreements as (i) a material diminution in their authority, duties or responsibilities or the assignment of duties to them that are not materially commensurate with their position with us, other than where they are asked to assume substantially similar duties and responsibilities in a larger entity after any change of control; (ii) the relocation of their offices to more than 25 miles from their present location; (iii) a material reduction in their base salaries other than reductions which are part of a general reduction affecting all employees; (iv) our failure to provide them with similar benefits that we provide to our other employees; (v) any material breach by us of any provision of their employment agreement; or (vi) any failure by any successor corporation to assume our obligations under the NEO's employment agreement.

Tax and accounting considerations

Tax considerations
We are subject to Section 162(m) of the Code, which limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers other than our Chief Financial Officer to $1,000,000 per person per year, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation approved by our stockholders. In addition to salary and bonus compensation that is not “performance-based,” certain equity grants may cause an officer’s total compensation to exceed $1,000,000. However, compensation from options or other equity grants that meet certain requirements will be exempt from the $1,000,000 cap on deductibility. In the past, annual compensation to certain of our NEOs has exceeded $1,000,000 per person, and we currently anticipate such compensation will exceed the $1,000,000 limit for certain of our most highly compensated officers in 2016. If we do not qualify for the exemptions to this deductibility limit, we will not be able to deduct the compensation amount in excess of $1,000,000. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Code.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors, and the Board of Directors has agreed that the Compensation Discussion and Analysis be included in our Proxy Statement.
THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Greg B. Petersen, Chairman
Leslie Rechan
William Russell

EXECUTIVE COMPENSATION

Realized Compensation

Realized pay differs from the reported total compensation required to be disclosed by the SEC in our Summary Compensation Table on page 39, and is not a substitute for the amounts reported in that table. Realized pay differs from reported total compensation primarily as a result of the difference between the grant-date fair value of equity-based awards required to be disclosed in the Summary Compensation Table and the value realized by our executives when the restrictions on equity awards vest before payment of withholding taxes and brokerage commissions. In addition, these amounts may differ substantially in a particular year because reported pay may be realizable only if performance measures are met or stock price level is achieved. To supplement the required SEC disclosure, the following table shows compensation actually realized by each named executive, as reported on his IRS W-2 form, as compared with the total reported pay included in the 2015 Summary Compensation Table:

Name and Principal Position	Year	Total ($)	W-2 Realized Comp.
Andres D. Reiner	2015	4,168,817	2,705,603
President and Chief Executive Officer	2014	4,157,377	9,926,938
	2013	7,006,156	2,270,205
Stefan B. Schulz(1)	2015	3,259,863	389,198
Executive Vice President and Chief Financial Officer	2014	—	—
	2013	—	—
Charles H. Murphy(2)	2015	382,626	2,627,603
Executive Vice President and Former Chief Financial Officer	2014	1,670,074	7,256,315
	2013	2,761,555	1,171,158
Ronald F. Woestemeyer(3)	2015	169,251	241,654
Executive Vice President, Strategic Business Planning	2014	359,633	315,463
	2013	326,323	352,873
D. Blair Crump	2015	3,384,959	1,335,250
Chief Operating Officer	2014	7,567,034	363,846
	2013	—	—

(1)	Mr. Schulz commenced his employment with us on March 3, 2015.

(2)	Mr. Murphy resigned from his role as Chief Financial Officer effective as of March 3, 2015, as an executive officer of the Company effective as of March 31, 2015.

(3)	Mr. Woestemeyer retired as an officer of the Company effective as of July 31, 2015.

Realized pay in 2014 for each of Messrs. Reiner and Murphy included the vesting and payment of MSUs for the 2012-2013 performance period. For the past three years in aggregate, realized pay was 82% of reported pay.

Summary Compensation Table

The following table presents the compensation paid to or earned by our NEOs, including our Chief Executive Officer and our Chief Financial Officer during 2015, 2014 and 2013:

Name and Principal Position	Year	Salary ($)		Stock Awards (1) ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation (2) ($)		Total ($)
Andres D. Reiner	2015	525,000		3,472,040	(3)	144,375		27,402		4,168,817
President and	2014	475,000		3,157,533	(4)	496,375		28,469	(6)	4,157,377
Chief Executive Officer	2013	475,000		6,090,800	(5)	416,100		24,256	(6)	7,006,156
Stefan B. Schulz	2015	289,198	(7)	2,780,800	(8)	70,000	(7)	119,865	(17)	3,259,863
Executive Vice President	2014	—		—		—		—		—
and Chief Financial Officer	2013	—		—		—		—		—
Charles H. Murphy(14)	2015	165,000		125,450	(9)	75,000		17,176		382,626
Executive Vice President	2014	357,500		931,250	(10)	360,000		21,324		1,670,074
and Former Chief Financial Officer	2013	345,000		2,155,980	(11)	241,776		18,799		2,761,555
Ronald F. Woestemeyer(15)	2015	136,354		—		18,428		14,469	(16)	169,251
Executive Vice President,	2014	233,750		—		105,300		20,583		359,633
Strategic Business Planning	2013	233,750		—		81,713		10,860		326,323
D. Blair Crump	2015	420,000		2,834,690	(12)	105,000		25,269		3,384,959
Chief Operating Officer	2014	366,667		6,776,250	(13)	400,000		24,117		7,567,034
	2013	—		—		—		—		—

(1)
These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated in accordance with GAAP. For additional information about the valuation assumptions with respect to equity awards, refer to Note 11 of our financial statements in our Form 10-K for the year ended December 31, 2015, as filed with the SEC.

(2)
Represents matching contributions for each individual’s 401(k) Plan contributions, life insurance premiums and health insurance, and HP Slates, tax-gross up payments on the HP Slates. The HP Slates and tax-gross up payments were provided to each full time Company employee as a reward for the Company’s performance during 2013.

(3)
Represents 57,200 RSUs and 57,200 MSUs awarded to Mr. Reiner on January 23, 2015. The RSUs vest annually in one fourth installments on January 1st of each year and have a grant date fair value of $27.11. The 2015 MSUs will vest on January 1, 2018, and have a grant date fair value of $33.59. For additional information regarding the 2015 MSUs, see "2015 Grants of Plan-Based Awards" below.

(4)
Represents 36,900 RSUs and 36,900 MSUs awarded to Mr. Reiner on February 11, 2014. The RSUs vest annually in one fourth installments on January 1st of each year and have a grant date fair value of $37.25. The MSUs granted in February 2014 (2014 MSUs) will vest on January 1, 2017, and have a grant date fair value of $48.32. The 2014 MSUs are performance-vested units under which the number of shares of Common Stock received following vesting is based on our TSR in relation to the Index over a three year period ending December 31, 2016 (2014 MSU Performance Period).

(5)
Represents 105,000 RSUs and 100,000 MSUs awarded to Mr. Reiner on January 18 and February 25, 2013, respectively. The RSUs vest annually in one fourth installments on January 1st of each year and have a grant date fair value of $19.36. The MSUs granted in 2013 (2013 MSUs) vested on January 1, 2016, and had a grant date fair value of $40.58. The 2013 MSUs are performance-vested units under which the number of shares of Common Stock received following vesting is based on our TSR in relation to the Index over a three year period ending December 31, 2015 (2013 MSU Performance Period). Based on the average price of our Common Stock relative to the Index during the 2013 MSU Performance Period, the actual number of shares issued upon vesting of the 2013 MSUs was 51% of the 2013 MSUs initially granted.

(6)	Amount also includes reimbursement for annual medical examination.

(7)	Mr. Schulz commenced his employment with us in March 2015.

(8)
Represents 82,500 RSUs and 27,500 MSUs awarded to Mr. Schulz on March 3, 2015. The RSUs vest annually in one fourth installments on January 1st of each year and have a grant date fair value of $24.32. The 2015 MSUs will vest on March 2, 2018, and have a grant date fair value of $28.16. For additional information regarding the 2015 MSUs, see "2015 Grants of Plan-Based Awards" below.

(9)	Represents 5,000 RSUs awarded to Mr. Murphy on February 25, 2015. The RSUs vested in full on February 25, 2016 and have a grant date fair value of $25.09.

(10)	Represents 25,000 RSUs awarded to Mr. Murphy on February 11, 2014. The RSUs vest annually in two installments on January 1st of each year and have a grant date fair value of $37.25.

(11)
Represents 38,000 RSUs and 35,000 MSUs awarded to Mr. Murphy on January 18 and February 25, 2013, respectively. The RSUs vest annually in one fourth installments on January 1st of each year and have a grant date fair value of $19.36. The MSUs granted in 2013 (2013 MSUs) vest on January 1, 2016, and have a grant date fair value of $40.58. The 2013 MSUs are performance-vested units under which the number of shares of Common Stock received following vesting is based on our TSR in relation to the Index over a three year period ending December 31, 2015 (2013 MSU Performance Period). Based on the average price of our Common Stock relative to the Index during the 2013 MSU Performance Period, the actual number of shares issued upon vesting of the 2013 MSUs was 51% of the 2013 MSUs initially granted.

(12)
Represents 46,700 RSUs and 46,700 MSUs awarded to Mr. Crump on January 23, 2015. The RSUs vest annually in one fourth installments on January 1st of each year and have a grant date fair value of $27.11. The 2015 MSUs will vest on January 1, 2017, and have a grant date fair value of $33.59. For additional information regarding the 2015 MSUs, see "2015 Grants of Plan-Based Awards" below.

(13)
Represents 75,000 RSUs and 75,000 MSUs awarded to Mr. Crump on February 24, 2014 as inducement awards outside our 2007 Plan in reliance on the exemption from shareholder approval for employment inducement awards under the NYSE rules. The RSUs vest annually in one fourth installments on January 1st of each year and have a grant date fair value of $39.11. The 2014 MSUs are performance-vested units under which the number of shares of Common Stock received following vesting is based on the Company's TSR in relation to the Index over a three year period ending December 31, 2016 (2014 MSU Performance Period). The 2014 MSUs vest on January 1, 2017, and the maximum number of shares issuable upon vesting is 200% of the 2014 MSUs initially granted based on the average price of our Common Stock relative to the Index during the 2014 MSU Performance Period. Includes the target number of shares issuable at the grant date fair value per share of $51.24.

(14)	Mr. Murphy resigned from his role as Chief Financial Officer effective as of March 3, 2015, as an executive officer of the Company effective as of March 31, 2015.

(15)	Mr. Woestemeyer retired as an officer from the Company as of July 31, 2015.

(16)	Includes retirement gift of a laptop computer in recognition of Mr. Woestemeyer's 30+ years of service to the Company.

(17)	Includes one-time relocation and related costs in the amount of $100,000 related to Mr. Schulz relocation to Houston, Texas in connection with his employment with the Company.

2015 Grants of Plan-Based Awards

The following table shows all plan-based awards granted to our NEOs during 2015, including:

			Estimated Future Payouts Under Non-Equity Incentive Awards			Estimated Future Payouts Under Equity Incentive Awards		All Other Stock Awards: Number of Shares of Stock or Units(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair value of Options and Awards ($)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Andres D. Reiner	RSU	1/23/2015						57,200	$27.11	1,550,692
	MSU(1)	1/23/2015				57,200	114,400			1,921,348
	Cash incentive	2/25/2015	$288,750	577,500	1,155,000
Stefan B. Schulz	RSU	3/3/2015						82,500	$24.32	2,006,400
	MSU(2)	3/3/2015				27,500	55,000			774,400
	Cash incentive	2/25/2015	$140,000	280,000	560,000
Charles H. Murphy	RSU	2/25/2015						5,000	$25.09	125,450
D. Blair Crump	RSU	1/23/2015						46,700	$27.11	1,266,037
	MSU(1)	1/23/2015				46,700	93,400			1,568,653
	Cash incentive	2/25/2015	$210,000	420,000	840,000
Ronald F. Woestemeyer	Cash incentive	2/25/2015	$52,594	105,188	157,781

(1) The January 2015 MSUs are performance-vested units under which the number of shares of Common Stock received following vesting is based on the Company's TSR in relation to the Index over a three year period ending December 31, 2017 (January 2015 MSU Performance Period). The January 2015 MSUs vest on January 1, 2018, and the maximum number of shares issuable upon vesting is 200% of the 2015 MSUs initially granted based on the average price of our Common Stock relative to the Index during the January 2015 MSU Performance Period. Includes the target number of shares issuable at the grant date fair value per share of $33.59 for the January 2015 MSUs.

(2) The March 2015 MSUs are performance-vested units under which the number of shares of Common Stock received following vesting is based on the Company's TSR in relation to the Index over a three year period ending March 2, 2018 (March 2015 MSU Performance Period). The March 2015 MSUs vest on March 3, 2018, and the maximum number of shares issuable upon vesting is 200% of the March 2015 MSUs initially granted based on the average price of our Common Stock relative to the Index during the March 2015 MSU Performance Period. Includes the target number of shares issuable at the grant date fair value per share of $28.16 for the March 2015 MSUs.

Outstanding Equity Awards at Fiscal Year End—2015

The following table presents the number of options to purchase shares of our Common Stock, SARs, RSUs and MSUs held by our NEOs as of December 31, 2015:

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options/SARs (#) Exercisable	Number of securities underlying unexercised options/SARs (#) Unexercisable	Option/SARs exercise price ($)	Option/SARs expiration date	Equity incentive plan awards: number of unearned shares units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned unearned shares, units or other rights that have not vested ($)
Andres D. Reiner	50,000	—	6.00	3/26/2017
	100,000	—	16.73	11/15/2017
	50,000	—	12.72	5/14/2018
	20,000	—	8.68	3/9/2020
	180,000	—	11.33	12/14/2020
					20,000	(1)	460,800
					52,500	(2)	1,209,600
					100,000	(3)	2,304,000
					27,675	(4)	637,632
					36,900	(5)	850,176
					57,200	(6)	1,317,888
					57,200	(7)	1,317,888

Charles H. Murphy					6,750	(1)	155,520
					9,500	(2)	218,880
					35,000	(3)	806,400
					12,500	(4)	288,000
					5,000	(8)	115,200

D. Blair Crump	—	—			56,250	(9)	1,296,000
					75,000	(10)	1,728,000
					46,700	(6)	1,075,968
					46,700	(7)	1,075,968

Stefan B. Schulz	—	—			82,500	(11)	1,900,800
					27,500	(12)	633,600

Ronald F. Woestemeyer	—	—			—		—

(1)
Represents the unvested portion of the RSUs awarded to Messrs. Reiner and Murphy on February 14, 2012. Messrs. Reiner and Murphy were awarded 80,000 and 27,000 RSUs, respectively. The RSUs vest annually in one fourth installments on January 1st of each year and have a grant date fair value of $19.25.

(2)
Represents the unvested portion of the RSUs awarded to Messrs. Reiner and Murphy on January 18, 2013. Messrs. Reiner and Murphy were awarded 105,000 and 38,000 RSUs, respectively. The RSUs vest annually in one fourth installments on January 1st of each year and have a grant date fair value of $19.36.

(3)
Represents 2013 MSUs awarded to Messrs. Reiner and Murphy on February 25, 2013. These 2013 MSUs vest on January 1, 2016. The amounts shown above reflect the number and market value, as of December 31, 2013, of 2013 MSUs that would be earned if the performance goals related to these awards were met at the target level at the end of the 2013 MSU Performance Period. If the minimum performance threshold is not met, there will be no payout. The number of shares that will actually be earned will depend on our TSR for the period from January 1, 2013 and December 31, 2015 as compared to the Index. Based on the average price of our Common Stock relative to the Russell 2000 Index during the performance period for the MSUs granted in 2013, 50,929 and 17,825 shares, respectively, vested on January 1, 2016 and were paid out to Messrs. Reiner and Murphy.

(4)
Represents the unvested portion of the RSUs awarded to Messrs. Reiner and Murphy on February 11, 2014. Messrs. Reiner and Murphy were awarded 36,900 and 25,000 RSUs, respectively. The RSUs awarded to Mr. Reiner vest annually in one fourth installments on January 1st of each year and the RSUs awarded to Mr. Murphy vest over a two year period on January 1st each year and have a grant date fair value of $37.25.

(5)
Represents 2014 MSUs awarded to Mr. Reiner on February 11, 2014. These 2014 MSUs vest on January 1, 2017. The amounts shown above reflect the number and market value, as of December 31, 2014, of 2014 MSUs that would be earned if the performance goals related to these awards were met at the target level at the end of the 2014 MSU Performance Period. If the minimum performance threshold is not met, there will be no payout. The number of shares that will actually be earned will depend on our TSR for the period from January 1, 2014 and December 31, 2016 as compared to the Index.

(6)
Represents the unvested portion of the RSUs awarded to Messrs. Reiner and Crump on January 23, 2015. Messrs. Reiner and Crump were awarded 57,200 and 46,700 RSUs, respectively. These RSUS vest annually in one fourth installments on January 1st of each year.

(7)
Represents January 2015 MSUs awarded on January 23, 2015. These January 2015 MSUs vest on January 1, 2018. The amounts shown above reflect the number and market value, as of December 31, 2015, of January 2015 MSUs that would be earned if the performance goals related to these awards were met at the target level at the end of the January 2015 MSU Performance Period. If the minimum performance threshold is not met, there will be no payout. The number of shares that will actually be earned depend on our TSR for the period from January 1, 2015 and December 31, 2017 as compared to the Index.

(8)	Represents the unvested portion of the RSUs awarded to Mr. Murphy on February 25, 2015. Mr. Murphy was awarded 5,000 RSUs which vest in full on February 25, 2016.

(9)
Represents the unvested portion of the RSUs awarded to Mr. Crump on February 24, 2014 as employee inducement awards outside of our 2007 Plan. Mr. Crump was awarded 75,000 RSUs which vest annually in one fourth installments on January 1st of each year. The grant date fair value of $39.11.

(10)
Represents 2014 MSUs awarded to Mr. Crump on February 24, 2014 as employee inducement awards outside of our 2007 Plan. These 2014 MSUs vest on January 1, 2017. The amounts shown above reflect the number and market value, as of December 31, 2014, of 2014 MSUs that would be earned if the performance goals related to these awards were met at the target level at the end of the 2014 MSU Performance Period. If the minimum performance threshold is not met, there will be no payout. The number of shares that will actually be earned will depend on our TSR for the period from January 1, 2014 and December 31, 2016 as compared to the Index.

(11)
Represents the unvested portion of the RSUs awarded to Mr. Schulz on March 3, 2015. Mr. Schulz was awarded 82,500 RSUs. The RSUs vest annually in one fourth installments on March 3rd of each year and have a grant date fair value of $24.32.

(12)
Represents March 2015 MSUs awarded on March 3, 2015 to Mr. Schulz. These March 2015 MSUs vest on March 3, 2018. The amounts shown above reflect the number and market value, as of December 31, 2015, of March 2015 MSUs that would be earned if the performance goals related to these awards were met at the target level at the end of the March 2015 MSU Performance Period. If the minimum performance threshold is not met, there will be no payout. The number of shares that will actually be earned depend on our TSR for the period from March 3, 2015 and March 2, 2018 as compared to the Index.

Equity Awards Vested in 2015

The following table presents information on the vesting of RSUs and MSUs for our NEOs during the year ended December 31, 2015:

	Stock Awards
Name	Number of shares acquired on RSU vesting (1) (#)	Number of shares acquired on MSU vesting (2) (#)	Value realized on vesting (3) ($)
Andres D. Reiner	64,225	—	$1,684,228
Charles H. Murphy	35,000	—	$904,175
D. Blair Crump	18,750	—	$515,250

(1)	Represents the vesting of RSUs.

(2)	Represents the vesting of MSUs.

(3)	Represents the value realized upon vesting of RSUs and MSUs.

Mr. Woestemeyer has not been granted any share-based awards because of his significant equity position in the Company. Mr. Schulz did not have any equity awards which vested in 2015. Mr. Reiner exercised and held 17,032 incentive stock options (ISOs) and realized no value on those in 2015. Mr. Murphy exercised 9,663 stock options with value realized on exercise of $167,148 and 74,000 SARs with value realized on exercise of $956,280 for the year ended December 31, 2015.

Potential Payments Upon Termination or Change of Control

Termination events

Our employment agreements with each of Messrs. Reiner and Crump provide that in the case of a termination of employment by us without cause, as defined in their agreements; by Mr. Reiner or Mr. Crump for good reason, as defined in their agreements; or we decide not to renew such agreements, they would be entitled to (i) a payment equal to one year of his then current base salary, (ii) any unpaid bonus earned prior to the termination related to completed bonus periods preceding the date of termination, (iii) an amount equal to twelve times the monthly cost of such NEO's health benefits, and (iv) the payment of a bonus at 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by the Company for twelve months, and (iv) acceleration of all equity awards with respect to such shares that would have vested following the date of termination.

In the event Mr. Schulz’s employment with us is terminated by him for good reason, by us without cause, or we decide not to renew his agreement, he will receive (i) a payment equal to one year of his then current base salary, (ii) any unpaid bonus earned prior to the termination related to completed bonus periods preceding the date of termination, (iii) an amount equal to twelve times the monthly cost of such NEO's health benefits, and (iv) the payment of a bonus at 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by the Company for twelve months, and (iv) if (i) through (iv) is not at least $1,000,000, the acceleration of vesting of certain equity awards to bring the total separation pay package to $1,000,000.

The following table presents the amounts of such severance payments to Messrs. Reiner, Schulz, Murphy and Crump assuming the event that triggered the payment occurred December 31, 2015:

Name	Severance ($) (1)	Bonus ($) (2)	Health Benefits ($) (3)	Acceleration of Vesting of Unvested Equity Awards ($) (4)	Total ($)
Andres D. Reiner	$525,000	577,500	20,277	3,625,920	$4,748,697
Stefan B. Schulz	$350,000	280,000	15,663	354,337	$1,000,000
Charles H. Murphy	$100,000	-	12,226	777,600	$889,826
D. Blair Crump	$420,000	420,000	19,044	2,371,968	$3,231,012

(1)	Reflects the then current base monthly salary for twelve months, payable on normal payroll cycles for Messrs. Reiner, Schulz, Murphy and Crump.

(2)
Reflects the payment of a bonus at 100% of performance targets, including the discretionary components, within the bonus plan in effect as if employed by the Company for twelve months. The amounts in this column assume that as of December 31, 2015, there was no bonus earned but unpaid prior to termination.

(3)	Reflects health benefits as made generally available to employees for twelve months.

(4)	Reflects the acceleration of vesting on unvested equity awards, excluding MSUs, using the closing price of the Company’s stock on December 31, 2015 for Messrs. Reiner, Murphy and Crump.

Termination Events after a Change in Control

Our employment agreements with each of Messrs. Reiner, Schulz, Murphy and Crump provide that in the event of a termination of employment without cause or for good reason, or we decide not to renew such NEOs agreement within six months of or any time after a change-in-control, each such NEO would be entitled to (i) an amount equal to eighteen times the monthly cost of such NEO's health benefits, (ii) full acceleration on the vesting on all equity awards, (iii) any unpaid bonus earned prior to the termination, (iv) the payment of an aggregate bonus equal to 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by the Company for eighteen months, and (v) a payment equal to 150% of such NEO's then current base salary.

In addition, in the event of a change in control of the Company, any then-outstanding equity award or option under the 2007 Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for the equity awards or options under the 2007 Plan, all outstanding equity awards and options under the 2007 Plan will vest in full and become fully exercisable.

The following table presents potential payments to each of Messrs. Reiner, Schulz, Murphy and Crump in the event of a termination without cause or termination for good reason within six months before a change-in-control or any time after a change in control, in each case assuming the event that triggered the payment occurred on December 31, 2015:

Name	Severance ($) (1)	Bonus ($) (2)	Health Benefits ($) (3)	Acceleration of Vesting of Unvested Equity Awards ($) (4)	Total ($)
Andres D. Reiner	$787,500	866,250	30,416	8,097,984	$9,782,150
Stefan B. Schulz	$525,000	420,000	23,495	2,534,400	$3,502,895
Charles H. Murphy	$150,000	-	18,339	1,584,000	$1,752,339
D. Blair Crump	$630,000	630,000	28,566	5,175,936	$6,464,502

(1)	Reflects the then current base monthly salary for 18 months for Messrs. Reiner, Schulz, Murphy and Crump.

(2)
Reflects the payment of a bonus at 100% of performance targets, including the discretionary component, within the bonus plan in effect as if employed by the Company for 18 months for Messrs. Reiner, Schulz and Crump. The amounts in this column assume that as of December 31, 2015, there was no bonus earned but unpaid prior to termination.

(3)	Reflects health benefits as made generally available to employees for 18 months.

(4)	Reflects acceleration of vesting on unvested equity awards using the closing price of our Common Stock on December 31, 2015.

Director Compensation Table—2015

The following table presents the compensation details for each non-employee director for services to us during fiscal 2015:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Units ($) (1)	Total ($)
Ellen Keszler	57,500	137,245	194,745
Greg B. Petersen	74,769	137,245	212,014
Leslie Rechan	29,635	80,063	109,698
William Russell	110,000	137,245	247,245
Timothy V. Williams	82,038	137,245	219,283
Mariette M. Woestemeyer	35,000	137,245	172,245
Ronald F. Woestemeyer (2)	14,552	—	14,552

(1)
These amounts represent the aggregate grant date fair value of equity awards granted for such director's services in 2015 as calculated in accordance with GAAP. For additional information about the valuation assumptions with respect to equity awards, refer to Note 11 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC. The January 9, 2015 grant of RSUs awarded to all non-employee directors except for Mr. Rechan vested in full on January 1, 2016 and had a grant date fair value of $25.35. Mr. Rechan's RSUs granted on May 21, 2015 vested in full on January 1, 2016 and had a grant date fair value of $19.72.

(2)	Mr. Woestemeyer became a non-employee director following his retirement as an officer of the Company on July 31, 2015.

Discussion of Director Compensation

Under our 2015 director compensation policy, our non-employee members of our Board of Directors received an annual retainer of $35,000 and a retainer of $15,000 if such director also served on our Audit Committee or Compensation Committee. In addition, our Audit Committee chairman received a retainer of $30,000, our Compensation Committee chairman received a retainer of $20,000 and our Nominating and Corporate Governance Committee chairman received a retainer of $10,000. Our Nominating and Corporate Governance Committee members each received a retainer of $7,500. Our non-executive chairman received a retainer of $50,000. All fees were paid on a quarterly basis. We have also agreed to reimburse our directors for reasonable out-of-pocket expenses incurred in connection with (i) their attendance at our Board of Directors or committee meetings, and (ii) director continuing education programs, including participation in the National Association of Corporate Directors (NACD), of which the Company is also a member. In addition, each non-employee member of our Board of Directors except for Mr. Rechan received a grant of 5,414 RSUs on January 9, 2015, which vested in full on January 1, 2016. Mr. Rechan received 4,060 RSUs on May 21, 2015, which vested in full on January 1, 2016.

The table below presents the aggregate number of outstanding shares of RSUs and stock option awards held by our non-employee directors as of December 31, 2015.

Name	Restricted Stock Units (#) (1)	Stock Option Awards (#) (2)
Ellen Keszler	5,414	30,000
Greg B. Petersen	5,414	30,000
Leslie Rechan (3)	4,060	—
William Russell	5,414	—
Timothy V. Williams	5,414	30,000
Mariette M. Woestemeyer	5,414	30,000

(1)
Represents RSUs granted on January 9, 2015, which fully vested on January 1, 2016, under the 2015 director compensation policy, for all non-employee directors except Mr. Rechan. Each RSU represents the contingent right to receive one share of Common Stock.

(2)	Represents options to purchase 30,000 shares of our Common Stock granted on June 27, 2007 which previously vested and are immediately exercisable.

(3)
Represents RSUs granted to Mr. Rechan on May 21, 2015, which fully vested on January 1, 2016, under the 2015 director compensation policy. Each RSU represents the contingent right to receive one share of Common Stock.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee currently consists of Timothy V. Williams (Chairman), Greg B. Petersen and Ellen Keszler. None of the members of the Audit Committee is an officer or employee of the Company. Our Board of Directors has determined that Messrs. Williams, Petersen and Ms. Keszler are each “independent” for Audit Committee purposes under the applicable rules of the NYSE and the SEC. Our Board of Directors has also determined that each of the members of the Audit Committee are each an “Audit Committee financial expert” as is currently defined under SEC regulations and the rules of the NYSE. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available under Corporate Governance in the Investor Relations section of our website at www.PROS.com.
The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors. The Company’s management has the primary responsibility for preparing the Company’s financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company’s consolidated financial statements for the fiscal year ended December 31, 2015, including a discussion of, among other things, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the Company’s financial statements.
The Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (3) received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and (4) discussed with the independent accountant the independent accountant’s independence. Based upon these discussions and reviews, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and filed with the SEC.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Timothy V. Williams, Chairman
Ellen Keszler
Greg B. Petersen

MATTERS CONCERNING OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis.
The following table summarizes the aggregate fees in 2015 billed for professional services rendered to us by PricewaterhouseCoopers LLP in 2015 and 2014. A description of these various fees and services follows the table:

	2015	2014
Audit fees	$1,398,563	$1,836,900
Audit-related fees	—	—
Tax fees	201,000	284,705
All other fees	—	—
Total fees	$1,599,563	$2,121,605
Fees Billed by PricewaterhouseCoopers, LLP
Audit fees
The aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with the annual audit of our financial statements, for the reviews of our financial statements included in the quarterly reports on Form 10-Q, consents related to documents filed with the SEC and comfort letters, were $1,398,563 and $1,836,900 for the years ended December 31, 2015 and 2014, respectively. The decrease in the aggregate fees was primarily caused by higher audit fees in 2014 related to our acquisitions of Cameleon Software SA and SignalDemand, Inc.
Audit-related fees
Audit-related fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company's financial statements. This category may include fees related to due diligence related to mergers and acquisitions, accounting and financial reporting consultations and research necessary to comply with generally accepted audit standards. There were no audit-related fees billed for the years ended December 31, 2015 and 2014.
Tax fees
The aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with the tax fees were related to the analysis of the Research and Experimentation Tax Credit, tax compliance, tax advice and tax planning were $201,000 and $284,705 for the years ended December 31, 2015 and 2014, respectively.
The Audit Committee is authorized by its charter to pre-approve all auditing and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform attest services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Audit Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Audit Committee has delegated to the chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between Audit Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting. During fiscal year 2015, all such services were pre-approved in accordance with the procedures described above.
Our Audit Committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

EXPENSES AND SOLICITATION
We will bear the expense of soliciting proxies in the enclosed form. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries representing beneficial owners of our Common Stock, for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

STOCKHOLDERS PROPOSALS
Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our amended and restated bylaws as contained in the Current Report on Form 8-K filed with the SEC on August 21, 2013, a copy of which was filed as Exhibit 3.1 to such Current Report. No stockholder proposals were received for consideration at our 2016 Annual Meeting.
Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2017 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act, as amended. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Corporate Secretary no later than December 31, 2016.
Under our amended and restated bylaws, with respect to any stockholder proposal or director nomination that is not submitted for inclusion in the next year’s proxy statement but instead is proposed to be presented directly at our 2016 Annual Meeting, the stockholder must provide us written notice not later than the close of business on the later of the ninetieth (90th) day prior to our Annual Meeting or the tenth (10th) day following the date on which public announcement of the date of the Annual Meeting is first made.
Any such notice shall set forth the following as to each matter the stockholder proposes to bring before the Annual Meeting: (a) a brief description of the business desired to be brought before the Annual Meeting and the text of the proposal or business; (b) the name and address, as they appear on our corporate books, of the stockholder proposing such business; (c) the class and number of our shares that are beneficially owned by such stockholder as of the date of the notice, and a representation that the stockholder will notify the Company in writing within five (5) business days after the record date for voting at the Annual Meeting of the class or series and number of shares of the Company owned beneficially and of record by the stockholder as of the record date for voting at the Annual Meeting; (d) a representation that the stockholder intends to appear in person or by proxy at the Annual Meeting to propose the business specified in the notice; (e) any material interest of the stockholder in such business; (f) the following information regarding the ownership interests of the stockholder, which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for voting at the Annual Meeting to disclose such interests as of such record date: (1) a description of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether the stockholder of record may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right (Derivative Instrument) directly or indirectly owned beneficially by such stockholder, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company; (2) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Company; (3) a description of any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (Short Interests); (4) a description of any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company; (5) a description of any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (6) a description of any performance-related fees (other than an asset-based fee) to which such stockholder is entitled based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s immediate family sharing the same household; (7) a description of any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such stockholder; and (8) a description of any direct or indirect interest of such stockholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (g) any other information relating to such stockholder, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act, as amended, and the rules and regulations promulgated thereunder.
In addition, any notice of director nomination must also include (a) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (b) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder, on the one hand, and each nominee, and his respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, and (c) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors, and (d) the signed consent of each nominee to serve as a director of the corporation if so elected. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to present any business at our 2017 Annual Meeting.
Notwithstanding the above, in the event that the number of directors to be elected at an annual meeting of stockholders is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the date of the Company’s previous year’s annual meeting of stockholders, a stockholder’s notice shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company. In the event the Company calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person(s), for election to such positions as are specified in the Company’s notice of meeting, if the stockholder’s notice shall be delivered to the Corporate Secretary at our principal executive offices not earlier than the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such meeting.

NO INCORPORATION BY REFERENCE OF
CERTAIN PORTIONS OF THIS PROXY STATEMENT
Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate information in this Proxy Statement, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such filings as provided by SEC regulations. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only. The information on these websites shall not be deemed part of this Proxy Statement.

OTHER MATTERS
The Board of Directors knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons appointed in the enclosed proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.
The Board of Directors
PROS HOLDINGS, INC.
March 30, 2016

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 18, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by PROS Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 18, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Andres D. Reiner 02 Ronald F. Woestemeyer

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2 To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of PROS Holdings, Inc. for the fiscal year ending December 31, 2016.	☐	☐	☐
3 To conduct an advisory vote on executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted at the proxies' discretion. The Board of Directors recommends a vote IN FAVOR OF the directors listed above, IN FAVOR OF the appointment of PricewaterhouseCoopers LLP, and IN FAVOR OF the advisory vote on executive compensation. This Proxy, when properly executed, will be voted as specified. If no specification is made, the Proxy will be voted IN FAVOR OF the directors listed above, IN FAVOR OF the appointment of PricewaterhouseCoopers LLP, and IN FAVOR OF advisory vote on executive compensation.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐
Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

PROS HOLDINGS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 19, 2016

The stockholder(s) hereby appoint(s) Stefan B. Schulz and Damian W. Olthoff, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PROS Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. CDT on May 19, 2016, at 3100 Main Street, 9th Floor, Houston, TX 77002, and any adjournment or postponement thereof.

Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and the proxies' discretion on such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote IN FAVOR OF the directors listed on the reverse side, IN FAVOR OF the appointment of PricewaterhouseCoopers LLP, and IN FAVOR OF the advisory vote on executive compensation. If no specification is made, this Proxy will be voted IN FAVOR OF the election of directors listed on the reverse side of this proxy card, IN FAVOR OF the appointment of PricewaterhouseCoopers LLP, and IN FAVOR OF the advisory vote on executive compensation.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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